Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VIREO DR MERGER SUB INC.,

VIREO GROWTH INC.,

DEEP ROOTS HOLDINGS, INC.,

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of December 18, 2024

EXHIBITS

Exhibit A	Acquisition Multiple Worksheet
Exhibit B	Adjusted EBITDA Worksheet
Exhibit C	Closing Merger Consideration Worksheet
Exhibit D	Form of Lock-Up Letter
Exhibit E	Form of Investor Rights Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Inventory Accounting Principles
Exhibit H	Historical Accounting Principles Exceptions
Exhibit I	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit J	Payoff Indebtedness
Exhibit K	Specific Accounting Principles
Exhibit L	Forfeiture Amount Worksheet

DISCLOSURE SCHEDULES

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER ANY STATE CANNABIS LAWS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY AMENDMENT OR REPLACEMENT ACT, RULES OR REGULATIONS, THE “ACT”); THE GUIDANCE OR INSTRUCTION OF ANY APPLICABLE STATE, PROVINCIAL OR OTHER GOVERNING REGULATORY BODY (TOGETHER WITH ANY SUCCESSOR OR REGULATOR WITH OVERLAPPING JURISDICTION, THE “REGULATOR”); OR THE POLICIES OR INSTRUCTION OF ANY APPLICABLE STOCK EXCHANGE. SECTION 11.15 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 11.15.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 18, 2024, is entered into by and among Vireo DR Merger Sub Inc., a Nevada corporation (“Merger Sub”), Vireo Growth Inc., a British Columbia corporation (“Parent”), Deep Roots Holdings, Inc., a Nevada corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Stockholders (the “Stockholder Representative”).

RECITALS

WHEREAS, Merger Sub is a direct wholly owned subsidiary of Parent that was formed for the sole purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”), Parent, the Company and Merger Sub will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the parties intend that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders;

WHEREAS, the board of directors of Parent has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the shareholders of Parent; and

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“280E” has the meaning set forth in Section 6.09.

“280E Liability” means the amount of the aggregate outstanding consolidated accrued liability of the Company arising under 280E as of Closing, as determined in accordance with the Accounting Principles.

“280E Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“280E Tax Reserve” means a tax reserve account, established by the Company Entities in accordance with the Accounting Principles, and funded in Cash for the purpose of paying any outstanding liabilities arising in connection with any 280E Liability.

“280E Tax Reserve Shortfall” means the amount, if any, by which the 280E Liability exceeds the amount of the 280E Tax Reserve.

“Accounting Principles” means (i) the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Exhibit K, (ii) to the extent not inconsistent with the foregoing clause (i), the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies of the Company Entities that were used in the preparation of the Financial Statements for the year of 2023, and (iii) to the extent not addressed in the foregoing clauses (i) or (ii), GAAP as of the Closing Date. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquisition Multiple” means the quotient of (a) the sum of (i) 245,240,000 multiplied by the Closing Share Price, plus (ii) $20,000,000 (imputed for Assumed Indebtedness plus Closing Indebtedness), less (iii) $3,000,000 (imputed for Closing Cash), less (iv) $2,000,000 (imputed for the Adjusted 280E Reserve), less (v) $13,100,000 (imputed for the Existing Investments), plus (vi) $0 (imputed for Pre-Closing Taxes net of 280E Tax Reserve Shortfall) divided by (b) the sum of (i) Closing EBITDA plus (ii) New Retail EBITDA. Exhibit A sets forth an illustrative calculation of the Acquisition Multiple based upon assumptions with respect to each of the foregoing values as of the date hereof (the “Acquisition Multiple Worksheet”).

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Act” has the meaning set forth in Section 11.15.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Merger Consideration” means the amount of the Closing Merger Consideration as calculated and finally determined in accordance with Sections 2.17(b) and (c).

“Adjusted 280E Reserve” means an amount equal to the lesser of (x) $2,000,000 and (y) the 280E Tax Reserve, if any, plus any other tax reserve account established by the Company Entities in accordance with the Accounting Principles, and funded in Cash, for the purpose of paying any outstanding liabilities in respect of Taxes arising during any Pre-Closing Tax Period (other than 280E Liability).

“Adjusted EBITDA” means (a) the consolidated net income (or loss) from operations of the Company (or the Surviving Corporation as applicable), plus (b) if and to the extent deducted in the calculation of consolidated net income (or loss) for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) any intercompany costs and expenses, corporate overhead allocations and similar items between the Company Entities and Parent and its Affiliates (other than the Company Entities) (other than Arches Platform Fees and Delivery Fees and the Delivery Costs) in excess of, in a particular fiscal year, the lower of (A) $1,000,000, and (B) 1% of the Company Entities’ revenues, (v) losses and expenses related to dispositions of assets not in the Ordinary Course of Business, (vi) non-cash write-downs of assets, (vii) any and all costs, fees or expenses that a Company Entity incurs with respect to the lease, acquisition or maintenance of delivery vehicles, whether a capital or ordinary expense, and the hiring and payment of delivery drivers in connection with mobile deliveries related to its use of the Arches Platform (the “Delivery Costs”), (viii) decrease in work-in-process (WIP) inventory, and (ix) decrease in finished goods inventory for non-third party products, less (c) any cash payments including interest expenses for rent and/or leases not otherwise expensed in operating expenses, and less (d) if and to the extent included in the calculation of consolidated net income (or loss) for such period, (i) any interest income, (ii) gain relating to any disposed of assets not in the Ordinary Course of Business, (iii) non-cash write-ups of assets, (iv) increase in work-in-process (WIP) inventory, and (v) increase in finished goods inventory for non-third party products; in the case of each of the foregoing in clauses (a) through (d), for such period and as determined in accordance with the Earn-Out Accounting Principles. Exhibit B, which is included solely for illustrative purposes, sets forth an illustrative calculation of Adjusted EBITDA (the “Adjusted EBITDA Worksheet”).

“Adjusted EBITDA Worksheet” has the meaning set forth in definition of “Adjusted EBITDA.”

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means: (a) the Lock-Up Letters, (b) the Escrow Agreement, (c) the Letters of Transmittal, (d) the Investor Rights Agreement, (e) the Written Consent and (f) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.

“Arches” means Arches IP, Inc., a Delaware corporation (or any successor thereto).

“Arches Platform” means the intellectual property, technology, employees, noncompetition agreements, present and future contracts and other assets collectively comprising the Arches operating platform, in each case, used in connection with demand and delivery operations.

“Arches Platform Fees and Delivery Fees” means fees charged to the Company Entities for their use of the Arches Platform, including, without limitation, 1% of walk-in revenues, 2.5% of pick-up revenues and 5% of delivery revenues.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Assumed Indebtedness” means the outstanding principal and interest owing by any Company Entity to Chicago Atlantic under the terms of Loan and Security Agreement, dated April 15, 2024.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Cannabis Consents” means any and all consents, approvals, clearances, orders or authorizations of, or registrations, declarations or filings with, notices to, or other requirements of any Governmental Authority or under any Permit held by the Company Entities in connection with the business of the Company Entities in the cannabis industry.

“Cannabis Licenses” means any and all Permits required to be obtained from any Governmental Authority pursuant to Title 56 of the Nevada Revised Statutes, and any corresponding county, municipal and other local Laws, for the operation of any cannabis establishment, including, without limitation: a cannabis cultivation facility, a cannabis retail store, a cannabis production facility, a cannabis distributor, or a cannabis consumption lounge.

“Cap” has the meaning set forth in Section 9.04(a).

“Capital Event” means (a) the liquidation, dissolution, shut down, cessation of business, whether voluntary or involuntary, or other winding up of the Existing Investment, (b) a sale or other transfer of all or substantially all of the assets of the Existing Investment, (c) a reorganization, merger or consolidation of the Existing Investment with or into any other Person, or an acquisition of the Existing Investment, in which transaction the holders of the equity securities of the Existing Investment immediately prior to such transaction own immediately after such transaction less than fifty percent (50%) of the equity securities of the Existing Investment or the surviving person or entity (or its parent) of such transaction, (d) a public offering of equity securities of the Existing Investment pursuant to an effective registration statement, or (e) any sale of voting control or other transaction similar to those described in clause (b) above following which the holders of the equity securities of the Existing Investment immediately prior to such transaction no longer hold effective control of the Existing Investment following such transaction, whether through voting power, ownership, ability to elect directors or managers, or otherwise.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments convertible to cash in no more than ten (10) calendar days) calculated in accordance with the Accounting Principles.

“CCB” has the meaning set forth in Section 5.12.

“CCB Consent” has the meaning set forth in Section 5.12.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means (a) an amount, if any, by which the unrestricted Cash held by the Company Entities as of the Closing exceeds the Adjusted 280E Reserve, up to an amount equal to $3,000,000, plus (b) such amount of excess unrestricted Cash reserves held by the Company Entities as of January 1, 2025, which amounts, or any portion thereof, may be contributed by the Company, at the Company’s option, as additional Cash at Closing and which amounts would be as set forth on a “Closing Cash Schedule” delivered by Company to Parent at least three (3) days prior to Closing.

“Closing Certificate” means a certificate executed by the Chief Financial Officer of each of the Company Entities certifying on behalf of each of the Company Entities, as of the Closing Date, (a) an itemized list of all outstanding Closing Indebtedness and the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness, (b) the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed), (c) the Estimated Closing Statement, and that the Estimated Closing Statement was prepared in all material respects in accordance with the Accounting Principles, (d) the Inventory Statement, and that the Inventory Statement was prepared in all material respects in accordance with Section 2.17(a)(ii) and (e) the Consideration Spreadsheet.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing EBITDA” means $30,000,000.

“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Company Entities remaining as of the Closing (other than, and without duplication of, the Assumed Indebtedness, Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).

“Closing Merger Consideration” means the sum of:

(a)            the EBITDA Consideration, plus

(b)            the Closing Cash, plus

(c)            the product of the Acquisition Multiple multiplied by the New Retail EBITDA (provided, that if Closing occurs after April 1, 2025, and in the event any New Retail Location the estimated EBITDA for which is included in New Retail EBITDA is not Operational as of April 1, 2025, then the amount attributable to this clause (c) shall be adjusted to deduct the New Retail EBITDA Shortfall Amount), plus

(d)            provided that the 280E Tax Reserve is not less than the 280E Liability, an amount equal to the Adjusted 280E Reserve, plus

(e)            $13,100,000, in respect of the Existing Investments, less

(f)             the amount of Assumed Indebtedness, less

(g)            the amount of Closing Indebtedness, less

(h)            the amount of the 280E Tax Reserve Shortfall, if any, less

(i)             the amount of any Pre-Closing Taxes, less

(j)             the amount of any unpaid Transaction Expenses, plus

(k)            the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.

“Closing Merger Consideration Worksheet” means the illustrative calculation of the Closing Merger Consideration set forth on Exhibit C, which is included solely for illustrative purposes.

“Closing Share Price” means $0.52.

“Closing Share Payment” means a number of Parent Shares equal to (a) the quotient of (i) the Estimated Closing Merger Consideration, divided by (ii) the Closing Share Price, less (b) the Escrow Shares.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Company Entities, less (b) the consolidated Current Liabilities of the Company Entities, determined as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Auditor” means Hill, Barth & King LLC dba HBK CPAs & Consultants.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Entities” means, collectively, the Company (or, after the Closing, the Surviving Corporation), Deep Roots Operating Inc., a Nevada corporation, Deep Roots Properties, LLC a Nevada limited liability company, Deep Roots Harvest, Inc., a Nevada corporation, and Deep Roots Aria Acqco, Inc., a Nevada corporation.

“Company Incentive Plan” has the meaning set forth in Section 5.13.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to any Company Entity in the Ordinary Course of Business.

“Company IP Registrations” means all Company Intellectual Property, which is registered or for which an application for registration has been filed by any Company Entity, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company Entities.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Stock” means, collectively, the Company Common Stock and Company Preferred Stock.

“Company Update” has the meaning set forth in Section 5.17(a).

“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Counsel” has the meaning set forth in Section 11.16(a).

“Current Assets” means, on a consolidated basis, accounts receivable, Inventory, prepaid expenses and other current assets of the Company Entities, but excluding (a) Cash (including restricted cash), (b) the portion of any prepaid expense of which the Company Entities will not receive the benefit following the Closing, (c) Tax assets and deferred Tax assets, (d) the current portion of any intercompany receivables, and (e) the current portion of any lease assets and rights of use, each determined in accordance with the Accounting Principles. For purposes of this definition, Inventory shall be determined in accordance with the definition of “Inventory” in this Agreement and shall, to the extent conflicting with the Inventory Accounting Principles, supersede the Inventory Accounting Principles. For the avoidance of doubt, for purposes of this definition, Inventory shall include only final packaged products that are no more than 90 days old from the date of production and packaging completion, and from the date of purchase from third-party suppliers.

“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses (excluding accrued expenses in the Ordinary Course of Business) and other current liabilities of the Company Entities, but excluding (a) Tax liabilities and deferred Tax liabilities, (b) the current portion of any lease liabilities, (c) the current portion of any intercompany payables, (d) Transaction Expenses, and (e) the current portion of any other Indebtedness of the Company Entities, including, without limitation, the Assumed Indebtedness and Closing Indebtedness, each determined in accordance with the Accounting Principles.

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Tail Policy” has the meaning set forth in Section 5.09(c).

“Deductible” has the meaning set forth in Section 9.04(a).

“Delivery Costs” has the meaning set forth in definition of “Adjusted EBITDA.”

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dissenting Shareholder(s)” has the meaning set forth in Section 2.10.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the lawful currency of the United States; unless otherwise expressly set forth in this Agreement, any amounts referred to herein, or for any calculations hereunder, that rely upon or reference amounts in Canadian dollars shall be converted to United States Dollars for the purposes hereof, based on the exchange rate posted by the Bank of Canada on the trading day preceding the applicable date of such amount or calculation, to ensure that such amounts or calculations are determined or calculated on a consistent basis hereunder.

“Downward Adjustment Amount” has the meaning set forth in Section 2.17(d)(ii).

“Earn-Out Accounting Principles” means (i) the specific terms and definitions (including, without limitation, Adjusted EBITDA) in this Agreement, and (ii) to the extent not inconsistent with the foregoing clause (i), GAAP. In applying GAAP, the Parent intends to consistently take a view to align Adjusted EBITDA as closely as possible to operating cash flow and minimize balance sheet related adjustments.

“Earn-Out Amount” means the sum of the following, to the extent a positive amount, calculated in accordance with the Earn-Out Accounting Principles:

(a)            the product of four (4) multiplied by the following (which may be a positive or negative number):

(i)            the greater of (A) the trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026 and (B) the trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, excluding, for purposes of this clause (i) any Existing Investment Gains or Existing Investment Losses,

minus

(ii)           the sum of (A) the Closing EBITDA plus (B) New Retail EBITDA, in each case as calculated and finally determined in connection with the Actual Closing Merger Consideration pursuant to Sections 2.17(b) and (c), minus (C) if applicable and to the extent not included as an adjustment to the Closing Merger Consideration, the New Retail EBITDA Shortfall Amount,

plus and minus (as applicable)

(b)

(i)            plus, seventy-five percent (75%) of the aggregate amount, if any, of any Existing Investment Gains during the Earn-Out Period, and

(ii)           minus, seventy-five percent (75%) of the aggregate amount, if any, of any Existing Investment Losses during the Earn-Out Period,

minus

(c)            subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt,

plus

(d)            the amount of any Cash remaining in the Stockholder Representative Expense Fund plus

(e)            any Net Pre-Closing Tax Refund which is required to be applied to this calculation pursuant to Section 6.12 at the time of calculation.

“Earn-Out Period” shall have the meaning set forth in Section 2.19(d).

“Earn-Out Period Financial Statements” shall have the meaning set forth in Section 2.19(b)(i).

“Earn-Out Share Price” means the greater of (a) $1.05 (as adjusted for stock splits, reverse stock splits and similar matters) and (b) the 20-day volume weighted average price of the Parent Shares on the Exchange (converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such 20-day period), as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending immediately prior to the end of the Earn-Out Period.

“Earn-Out Shares” shall have the meaning set forth in Section 2.19(c).

“Earn-Out Statement” shall have the meaning set forth in Section 2.19(b)(i).

“EBITDA Consideration” means the product of the Acquisition Multiple multiplied by the Closing EBITDA.

“EBITDA Deficiency” shall have the meaning set forth in Section 2.19(g).

“EBITDA Margin” means, (a) for the year ending December 31, 2026, the quotient, expressed as a percentage, of (i) Adjusted EBITDA for such period, divided by (ii) gross revenue from sales, less the cost of sales returns and discounts, for such period and (b) for the year ending December 31, 2024, the quotient, expressed as a percentage, of (i) Closing EBITDA, divided by (ii) gross revenue from sales, less the cost of sales returns and discounts, for the year ending December 31, 2024 (excluding any such amounts attributable to the New Retail Location).

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, assignment, option, preemptive purchase right, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of any Company Entity as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Entity or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Odyssey Transfer and Trust Company (or another escrow agent reasonably agreed upon by Parent and the Company).

“Escrow Agreement” means an Escrow Agreement, to be dated as of the Closing Date, among Parent, Stockholder Representative and the Escrow Agent, in the form reasonably acceptable to such parties, but which, in any event, shall contemplate an escrow term for the Escrow Shares of twenty-four (24) months following Closing (subject to any pending claims).

“Escrow Shares” means 10% of the aggregate number of Parent Shares issued as part of the Estimated Closing Merger Consideration in connection with Closing.

“Estimated Closing Merger Consideration” has the meaning set forth in Section 2.17(a)(i). “Estimated Closing Statement” has the meaning set forth in Section 2.17(a)(i).

“Exchange” means the Canadian Securities Exchange (provided, that references herein to trading prices on the Exchange shall, if applicable, be deemed to refer to any successor primary exchange on which Parent chooses to list its Parent Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Exchange Agent” has the meaning set forth in Section 2.11(a).

“Exchange Approval” means the approval by the Exchange of the transactions contemplated by this Agreement.

“Excluded Taxes” means any Taxes (a) treated as a liability or otherwise taken into account in the calculation of the Total Merger Consideration, or (b) for which the Company Entities have established a cash reserve specifically designated as being a reserve solely for unpaid Taxes (including, solely for Taxes attributable to 280E, the 280E Tax Reserve).

“Existing Investment Gains” means, without duplication, (a) any dividends or distributions, whether in Cash or other property the value of which can be readily established, in each case actually received by Parent, Surviving Corporation or any of their Affiliates from an Existing Investment, and (b) the amount of any Cash proceeds or the fair market value of other property as determined by the parties in good faith, in each case actually received or realized by Parent, Surviving Corporation, or any of their Affiliates, from a Capital Event arising from an Existing Investment, in an amount in excess of the Company’s adjusted basis for Tax purposes in such Existing Investment (for the avoidance of doubt, with respect to an Existing Investment that constitutes an equity interest in an entity classified as a partnership, the Company’s outside Tax basis in such equity interest) as of the Closing, less (c) the collective amount of any further investments in cash or the fair market value of other contributed property as determined by the parties in good faith, in each case made or contributed by Parent, Surviving Corporation or any of their Affiliates to an Existing Investment after the Closing.

“Existing Investment Losses” means the amount, if any, that (a) the Company’s adjusted basis for Tax purposes in an Existing Investment (for the avoidance of doubt, with respect to an Existing Investment that constitutes an equity interest in an entity classified as a partnership, the Company’s outside Tax basis in such equity interest) as of the Closing exceeds (b) the collective amount of any Cash proceeds or the fair market value of other property as determined by the parties in good faith, in each case actually realized or received by Parent, Surviving Corporation or any of their Affiliates, from a Capital Event arising from such Existing Investment, less the collective amount of any further investments in cash or the fair market value of other contributed property as determined by the parties in good faith, in each case made or contributed by Parent, Surviving Corporation or any of their Affiliates to an Existing Investment after the Closing.

“Existing Investments” means (a) 1,758,335 Series B Preferred Units in Journey Enterprise Holdings LP (commonly referred to as Embarc), acquired by the Company for (and with an outside basis equal to) the amount of $5,000,000, (b) the Amended and Restated Secured Promissory Note, dated October 17, 2024, in the principal amount of $5,705,822, made by Battle Green Holdings, LLC, Battle Green Real Estate, LLC, and Battle Green Equipment LLC, in favor of the Company, with an original principal amount of (and with an outside basis equal to) $5,000,000, (c) 5,384,615 Class A Units in Battle Green Holdings, LLC, acquired by the Company for the amount of (and with an outside basis equal to) $2,100,000, and (d) 1,000,000 Investor Units in Bluebird Real Estate Holdings, LLC, acquired by the Company for the amount of (and with an outside basis equal to) $1,000,000.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statue under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Statement” has the meaning set forth in Section 2.17(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Forfeiture Amount” means, calculated in accordance with the Earn-Out Accounting Principles, the sum of (a) the product of the Acquisition Multiple multiplied by the EBITDA Deficiency, minus (b) the product of (i) 0.75 multiplied by (ii) any Existing Investment Gains, plus (c) the product of (i) 0.75 multiplied by (ii) any Existing Investment Losses, plus (d) subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt, minus (e) the amount of any Cash remaining in the Stockholder Representative Expense Fund, and minus (f) any Net Pre-Closing Tax Refund which is required to be applied to this calculation pursuant to Section 6.12 at the time of calculation. Exhibit L, which is included solely for illustrative purposes, sets forth an illustrative calculation of the Forfeiture Amount (the “Forfeiture Amount Worksheet”).

“Forfeiture Amount Worksheet” has the meaning set forth in the definition of “Forfeiture Amount.”

“Fraud” means actual and intentional common law fraud under Delaware law, and does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on gross negligence, negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means the generally accepted accounting standards in the United States.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the Exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly fluoroalkyl substances.

“Historical Accounting Principles” means (a) with respect to the 2023 Unaudited Financial Statements and the Interim Financial Statements, GAAP, in all material respects, applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes, and except for the consistently applied deviations from GAAP described on Exhibit H, and (b) with respect to the 2021 and 2022 Unaudited Financial Statements, IFRS, in all material respects, applied on a consistent basis throughout the periods involved, subject to the absence of notes, and except for the consistently applied deviations from IFRS described on Exhibit H.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, without duplication for any obligations which are already reflected in the Transaction Expenses or Current Liabilities, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Person’s business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration and Section 9.02(g), all capitalized lease obligations of such Person, and any obligations under leases that would be required to be capitalized under GAAP, (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent drawn), (g) except as included in the Assumed Indebtedness, all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (i) any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent no longer contingent or to the extent then due and payable), (j) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions, and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent any such guarantee has been drawn or funded).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnified Taxes” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 2.21.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Inventory” means all inventory, using the First-in-First-Out method of inventory valuation; provided, that for purposes of the determination of Current Assets, the Estimated Closing Merger Consideration and the Actual Closing Merger Consideration, “Inventory” shall be calculated as follows: inventory, excluding raw materials, flower, trim, “fresh frozen,” seeds, plant genetics (including mother plants), strains, work-in process, and supply and packaging inventory, but including finished goods in final packaged form and no more than 90 days old from the date of production and/or purchase from third-party suppliers; provided, that any items that are nonconforming or defective (except items that may be remediated or qualified for extraction by a Company Entity), damaged, or obsolete shall be excluded from the definition of Inventory. For the avoidance of doubt, any inventory shall be quantified on a dollar basis, based on the lower of fair value (on an arms-length transaction basis) and cost of production or purchase from third-party products.

“Inventory Accounting Principles” has the meaning set forth in Section 2.17(a)(ii).

“Inventory Statement” has the meaning set forth in Section 2.17(a)(ii).

“Investor Rights Agreement” has the meaning set forth in Section 2.03(a)(xiii).

“Knowledge” means, when used with respect to (a) the Company or Company Entities, the actual knowledge of Keith Capurro, Dennis Smith, Jon Marshall, Ryan Breeden and Brenda Snell, after reasonable inquiry, and without imposing any personal liability on such Person, and (b) Parent, the actual knowledge of Amber Shimpa and Joe Duxbury, after reasonable inquiry, and without imposing any personal liability on such Person.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company Entities hold any rights or interests granted by other Persons, including any of their Affiliates.

“Lock-Up Letter” has the meaning set forth in Section 2.03(a)(vii).

“Losses” means losses, Taxes, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (a) any special, exemplary or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, (b) any consequential, indirect, remote or speculative damages, any diminution in value of assets, lost profits or opportunity, or any such items calculated based upon a multiple of earnings, book value or similar approach, except to the extent actually awarded to a Governmental Authority or other third party, or (c) any such items to the extent duplicative, contingent or otherwise (in the case of a third party claim) unasserted; provided that attorney’s or other professional’s fees and expenses incurred in connection with the discovery or actual or potential defense of a contingent or otherwise unasserted claim shall not be excluded under this clause (c).

“Majority Holders” has the meaning set forth in Section 11.01(b).

“Market Share” means

(a)            As of December 31, 2024, the quotient of (i) (A) the Company Entities’ consolidated revenue from retail sales (other than any revenue from discontinued operations during such calendar year) in the State of Nevada for the calendar year ending December 31, 2024, plus (B) without duplication, the pro forma consolidated retail revenue from sales related to the Nevada assets of The Source Holding LLC and its Affiliates acquired by the Company for the calendar year ending December 31, 2024 (as if such assets were acquired as of January 1, 2024), divided by (ii) the aggregate “Taxable Sales Reported by Adult-Use Retail Stores and Medical Dispensaries” in the State of Nevada as reported by the State of Nevada, Department of Taxation, on its periodic publication of Cannabis Statistics and Reports – Cannabis Tax Revenue, for the calendar year ending December 31, 2024.

(b)            As of December 31, 2026, the quotient of (i) the consolidated revenue from retail sales of the Parent, Surviving Corporation, other Company Entities, and any of their Affiliates in the State of Nevada for the calendar year ending December 31, 2026, divided by (ii) the aggregate “Taxable Sales Reported by Adult-Use Retail Stores and Medical Dispensaries” in the State of Nevada as reported by the State of Nevada, Department of Taxation, on its periodic publication of Cannabis Statistics and Reports – Cannabis Tax Revenue, for the calendar year ending December 31, 2026.

“Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, condition (financial or otherwise), Liabilities or assets of the Company Entities, taken as a whole, or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of (whether by prevention or material delay) the Merger and the other transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company Entities operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules, including GAAP; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by the Company Entities to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Entities compared to other participants in the industries in which the Company Entities conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Cash Amount” means, as of the Closing, Cash in an amount equal to the sum of (a) $3,000,000 (exclusive of any 280E Tax Reserve), and (b) the amount of the Company Entities’ net cash flow from operating activities, on an after Tax basis, during the period from January 1, 2025, through the Closing as determined in accordance with the Accounting Principles. For the avoidance of doubt, the Stockholder Representative Expense Fund shall not be a deduction from the calculation of net cash flow from operating activities.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“NCCR” has the meaning set forth in Section 5.12.

“Net Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“Nevada Act” has the meaning set forth in the recitals.

“Nevada Cannabis Laws” has the meaning set forth in Section 5.12.

“New Retail EBITDA” means $1,000,000 in annual estimated steady-state Adjusted EBITDA attributable to the New Retail Location located at 580 Parkson Road, Henderson, Nevada 89011.

“New Retail EBITDA Shortfall Amount” means all New Retail EBITDA attributable to any New Retail Location that is not Operational as of April 1, 2025.

“New Retail Location” means a retail location at which the business and operations of the Company Entities are to be conducted, which is not Operational as of the date of this Agreement, but which the Company Entities anticipate, in good faith, will be Operational by April 1, 2025.

“Non-Privileged Deal Communications” has the meaning set forth in Section 11.16(c).

“Operational” means that a retail location at which the business and operations of the Company Entities are to be conducted, has been issued a certificate of occupancy by the applicable Governmental Authority, and has received all Permits necessary for the operation of such location by the applicable Company Entity.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Outside Closing Date” has the meaning set forth in Section 10.01(b)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 4.02.

“Parent Cannabis Laws” means the laws of the States of Minnesota, Maryland, and New York governing the cultivation, manufacture, production, distribution and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder.

“Parent Financial Statements” has the meaning set forth in Section 4.08.

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Parent Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, condition (financial or otherwise), Liabilities or assets of Parent or its Affiliates, taken as a whole, or (b) on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of (whether by prevention or material delay) the Merger and the other transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or its Affiliates operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by Parent or its Affiliates to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or its Affiliates compared to other participants in the industries in which Parent or its Affiliates conduct their businesses.

“Parent Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Parent.

“Parent Resolution” means an ordinary resolution approving the business combination transaction with the Company contemplated by this Agreement and/or related change of control of the Parent, as applicable, pursuant to applicable policies of the Canadian Securities Exchange.

“Parent Shareholder Approval” means the approval and adoption of the Parent Resolution (i) in the case of a meeting of shareholders, by at least 50% of the votes cast at a special meeting of shareholders of Parent by the holders of the Parent Shares and the Parent Multiple Voting Shares represented in person or by proxy and entitled to vote at such meeting or (ii) in the case of action by written consent of the shareholders of Parent by at least 50% of the outstanding voting power.

“Parent Shareholder Meeting” has the meaning set forth in Section 5.14(f).

“Parent Shares” means the subordinate voting shares in the authorized share structure of Parent, or any subsequent securities which Parent Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Parent.

“Parent Update” has the meaning set forth in Section 5.17(b).

“Payoff Indebtedness” means all Closing Indebtedness set forth or described on Exhibit J.

“Payoff Letters” mean payoff letters from all holders of any Payoff Indebtedness of the Company Entities, in form and substance reasonably acceptable to Parent.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Debt” means any principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) after Closing by a Company Entity, whether as intercompany indebtedness for amounts borrowed from Parent (or its subsidiaries) or from a third party lender, pursuant to a Company Entity’s request to the Parent to incur such indebtedness for use in the business and operations of the Company Entities, and with Parent’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Parent’s sole and absolute discretion, or (b) after Closing by a Company Entity, without the prior consent and approval of Parent.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“Pre-Closing Taxes” means all unpaid Taxes (excluding the 280E Liability) of the Company Entities as of the Closing for Pre-Closing Tax Periods for which the Company Entities have not established a cash reserve specifically designated as being a reserve solely for unpaid Taxes (excluding the 280E Tax Reserve), calculated in accordance with the Accounting Principles and Section 6.05 with respect to any Straddle Period.

“Privileged Communications” has the meaning set forth in Section 11.16(a). “Privileged Deal Communications” has the meaning set forth in Section 11.16(b).

“Pro Rata Share” means, with respect to any Stockholder, such Person’s pro rata share of each component of the Total Merger Consideration as set forth on the Consideration Spreadsheet, including, without limitation, the Closing Share Payment, the Escrow Shares, any potential additional Parent Shares issued in connection with the Earn-Out Amount as calculated pursuant to Section 2.19, and any potential Parent Shares forfeited in connection with the Forfeiture Amount as calculated pursuant to Section 2.19 (or any amounts forfeited or repaid pursuant to Section 2.19(h)), each as applicable.

“Pro Rata Share of Closing Share Payment” means the amount of the Closing Share Payment allocated to each Stockholder as set forth in the Consideration Spreadsheet.

“Proxy Statement/Circular” has the meaning set forth in Section 5.14(a). “Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company Entities, together with all buildings, structures and facilities located thereon.

“Refund Holding Period” has the meaning set forth in Section 6.12.

“Regulatory Consents” has the meaning set forth in Section 3.03.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c). “Required Consents” has the meaning set forth in Section 3.03. “Requisite Company Vote” has the meaning set forth in Section 3.02(a). “Resigning Executives” means Branan Allison as Secretary of the Company. “Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval + (SEDAR+) as outlined in National Instrument 13-103.

“Seller Group” has the meaning set forth in Section 11.16(a).

“Shares” has the meaning set forth in Section 2.08(b).

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“State Licenses” has the meaning set forth in Section 5.12.

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stockholder Indemnitees” has the meaning set forth in Section 9.03.

“Stockholder Notice” has the meaning set forth in Section 5.05(b).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.12.

“Stockholders” means the holders of all of the outstanding capital stock of the Company.

“Stockholders Agreement” means that certain Stockholder Agreement, dated March 28, 2023, by and among the Stockholders.

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.16.

“Target Working Capital” means $5,500,000.

“Taxes” means all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Entity including, any income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes, fees, assessments or charges in the nature of a tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary, combined or other similar basis, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $6,376,240.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Third-Party Consents” has the meaning set forth in Section 3.03.

“Total Merger Consideration” means the sum of the Actual Closing Merger Consideration, plus, any Earn-Out Amount, less any Forfeiture Amount, less any amounts forfeited or paid pursuant to Section 2.19(h).

“Transaction Expenses” means, without duplication for any amounts which are already reflected in the Closing Indebtedness or Payoff Indebtedness, all unpaid fees, costs and expenses (including (A) financial advisory, broker, investment banking or similar advisory fees, costs and expenses and (B) any and all change of control, stay bonus, transaction completion bonus, severance payment or other similar payments made or required to be made to the current or former directors, managers, officers, independent contractors or employees of, or consultants or advisors to, the Company Entities as a result of this Agreement or the transactions contemplated hereby (together with any employment and similar Taxes payable by the Company Entities in connection with such payments)), incurred by the Company and any Affiliate at or prior to the Closing (including any such fees, costs and expenses that become payable, at any time, as a result of the occurrence of the Closing) arising from or incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.09(c) and any costs allocated to the Company in the proviso in Section 11.02.

“Transaction Tax Deduction” means any Tax loss or deduction resulting from or attributable to (a) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by the Company on or before the Closing Date or included in the computation of the Closing Merger Consideration; (b) the payments of fees, expenses and interest incurred by the Company with respect to the payment of Payoff Indebtedness in connection herewith; and (c) Transaction Expenses; provided that, in connection with the foregoing, the Company shall be treated as having made, and shall timely make, an election under Revenue Procedure 2011-29, 2011-18 IRB 746, to treat 70% of any success based fees as deductible in the Pre-Closing Tax Period that includes the Closing Date for U.S. federal and applicable state income Tax purposes.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06. “Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii). “Union” has the meaning set forth in Section 3.21(b).

“Upward Adjustment Amount” has the meaning set forth in Section 2.17(d)(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Withholding Agent” has the meaning set forth in Section 2.15. “Written Consent” has the meaning set forth in Section 5.05(a).

ARTICLE II
THE MERGER

Section 2.01.         The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Act, at the Effective Time, (a) Merger Sub will merge with and into the Company and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Nevada Act as the surviving corporation in the Merger and will be, immediately following the Merger, a direct wholly owned subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02.         Closing.

(a)            Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 7:00 a.m., Pacific time, on the date to be specified by the parties hereto, but no later than the second Business Day after the conditions to Closing set forth in Article VIII have been satisfied or (to the extent permitted by law) waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b)            Immediately prior to the Closing, the Company may pay to Stockholders in accordance with the Company Charter Documents, an aggregate amount equal to the Company’s good faith estimate of the excess consolidated Cash of the Company Entities as of the Closing less (i) the Closing Cash, (ii) any 280E Tax Reserve, and (iii) any amount by which the estimated Closing Working Capital set forth on the Estimated Closing Statement is less than the Target Working Capital (provided, that in no event shall any such payment result in an amount of Cash held by the Company Entities less than the Minimum Cash Amount). The Company may make any such payment to the Stockholders in the form of a dividend, redemption or other method as determined by the Company. For avoidance of doubt, no Cash paid or distributed pursuant to this Section 2.02(b) will be included as Closing Cash or otherwise included in any calculation of Closing Merger Consideration. Notwithstanding the foregoing, the Closing shall be deemed to occur solely for Tax and accounting purposes as of 11:59 p.m., Pacific time, on the Closing Date.

Section 2.03.         Closing Deliverables.

(a)            At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:

(i)            resignations of the Resigning Executives and directors of the Company, pursuant to Section 5.07;

(ii)           a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(e) have been satisfied;

(iii)          a certificate of the Secretary or Chief Legal Officer (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) that such resolutions are in full force and effect and are all the resolutions of the Company Board or Stockholders, as applicable, adopted in connection with the transactions contemplated hereby and thereby;

(iv)          a good standing certificate (or its equivalent) for each of the Company Entities from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Company Entities are organized, and in which each of the Company Entities are qualified to do business;

(v)           at least three (3) Business Days prior to the Closing, (i) the Closing Certificate certified by the Chief Financial Officer of the Company and (ii) the Payoff Letters, duly executed by the lender or similar party in each case thereof;

(vi)          a certificate, duly executed by an authorized signatory of the Company, issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in the Company is not a “United States real property interest” within the meaning of Section 897(c) of the Code (provided that Parent’s sole recourse for the Company’s failure to deliver such certificate and notice shall be Parent’s right to withhold and deduct Taxes pursuant to Section 2.15);

(vii)         a Lock-Up Letter executed by each Stockholder substantially in the form attached hereto as Exhibit D (a “Lock-Up Letter”) (other than any Dissenting Shareholder);

(viii)        a Letter of Transmittal, duly executed by each Stockholder (other than any Dissenting Shareholder);

(ix)          the Escrow Agreement, duly executed by each of the Stockholder Representative and the Escrow Agent;

(x)           the Required Consents (unless Parent waives delivery thereof) (including the Written Consent), in each case, on terms and conditions satisfactory to Parent;

(xi)          termination instruments evidencing the termination of the agreements and documents set forth on Section 3.24 of the Disclosure Schedules, in each case, with no further obligation of the Company and otherwise on terms and in form reasonably satisfactory to Parent;

(xii)         the Investor Rights Agreement substantially in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), duly executed by each Stockholder (other than any Dissenting Shareholder);

(xiii)        a list of all logins, passwords and authorized Persons for all tax accounts, bank accounts, social media, customer loyalty programs, portals and similar accounts and software used by each of the Company Entities;

(xiv)        evidence of payment to holders of the Payoff Indebtedness by wire transfer of immediately available funds that amount of money due and owing from the Company Entities to such holder of such Payoff Indebtedness as set forth on the Closing Certificate and the Payoff Letters; and

(xv)         such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)            At the Closing, Merger Sub or Parent, as applicable, shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)            delivery to the Exchange Agent of the Closing Share Payment payable pursuant to Section 2.08 in exchange for the Shares;

(ii)            payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses, as set forth on the Closing Certificate;

(iii)          a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(d) have been satisfied;

(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Parent and Merger Sub, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of such boards of directors or shareholders adopted in connection with the transactions contemplated hereby and thereby;

(v)           the Escrow Agreement, duly executed by each of Parent and the Escrow Agent;

(vi)          to the Escrow Agent, the Escrow Shares;

(vii)         the Investor Rights Agreement, duly executed by Parent;

(viii)        the Exchange Approval;

(ix)           if required by the Exchange, an opinion of counsel to Parent, in form and substance reasonably satisfactory to the Exchange, with respect to Parent and its compliance with applicable Law; and

(x)            such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04.         Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Act and shall make all other filings or recordings required under the Nevada Act. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the Nevada Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05.         Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Nevada Act.

Section 2.06.         Articles of Incorporation; By-laws. At the Effective Time, (a) the articles of incorporation of the Company shall be amended and restated as set forth in the form attached hereto as Exhibit I to be the amended and restated articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.07.         Directors and Officers. Other than the Resigning Executives, the officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.08.         Effect of the Merger on Capital Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any Stockholder:

(a)            Each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one newly issued, fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            Each share of Company Common Stock (the “Shares”) that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)            Except as provided in Section 2.08(b), each Share outstanding immediately prior to the Effective Time (other than Shares cancelled pursuant to Section 2.08(b) and Dissenting Shares) shall at the Effective Time be converted into the right to receive, in accordance with the terms of this Agreement, without interest and subject to Section 2.11, the applicable portion of the Closing Share Payment (including, for the avoidance of doubt, such number of Parent Shares to which the holder of the Share of Company Stock is entitled to receive in exchange therefor, as set forth in the Consideration Spreadsheet), and any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein); provided, that the number of shares of Parent Shares that each holder of a Share of Company Stock is entitled to receive shall be rounded up to the nearest whole number of shares of Parent Shares, and each such Share shall be automatically cancelled and shall cease to exist, and the holders thereof which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to the Company Common Stock (other than the right to receive, subject to Section 2.11, such holder’s applicable portion of the Closing Share Payment, and any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein)), or as a stockholder of the Company. Subject to and in accordance with Section 2.11, following the Closing (and without limitation of Section 2.17 and Section 2.19), each Stockholder will be entitled to receive, its Pro Rata Share of Closing Share Payment, which Pro Rata Share of Closing Share Payment shall be set forth in the Consideration Spreadsheet, and provided further, that the Escrow Shares shall be deposited with the Escrow Agent pursuant to the Escrow Agreement. No fractional Parent Shares shall be issued upon the conversion of the Shares pursuant to this Section 2.08(c).

(d)            As consideration for Parent issuing the Parent Shares in connection with the Closing Share Payment, any payments to Dissenting Shareholders and paying down the Indebtedness and any unpaid Transaction Expenses, for each Parent Share so issued by Parent, any payments to Dissenting Shareholders, the Indebtedness and any unpaid Transaction Expenses, the Surviving Corporation shall issue to Parent (at the time Parent Shares are issued or payment is made by Parent) one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (rounding down to the nearest whole number of such shares).

Section 2.09.         [Reserved]

Section 2.10.         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with the Nevada Act (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder (a “Dissenting Shareholder”) fails to perfect or otherwise loses such holder’s appraisal rights under the Nevada Act with respect to such Shares) shall not be converted into the right to receive the consideration as set forth in Section 2.08(c), but instead shall be automatically cancelled and the holders thereof entitled to only such rights as are granted by the Nevada Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the Nevada Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Nevada Act, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the consideration to which such holder is entitled pursuant to Section 2.08(c), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Nevada Act that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11.         Surrender and Payment.

(a)            Promptly following the date hereof, Parent shall appoint an exchange agent acceptable to the Company, acting reasonably (which may be Parent’s transfer agent for the Parent Shares, which will in any event be deemed acceptable to the Company), to act as the exchange agent in the Merger (the “Exchange Agent”).

(b)            Promptly, but in no event later than five (5) Business Days after the date hereof, the Company will prepare a letter of transmittal and other transmittal materials in substantially the form attached as Exhibit F (a “Letter of Transmittal”) and instructions for use in effecting the surrender of a certificate prior to the Closing representing any Shares (each, a “Certificate”) in exchange for the applicable portion of the consideration pursuant to Section 2.08(c). Such Letter of Transmittal and related materials shall be subject to Parent’s (and the Exchange Agent’s) review and comment, and promptly following approval thereof by Parent, the Exchange Agent shall mail the same to each Stockholder. The Exchange Agent shall, no later than ten (10) Business Days after the later of (i) the Closing and (ii) its receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent or the Exchange Agent may reasonably require in connection therewith, with respect to such Certificate so surrendered, each as provided in Section 2.08(c), issue to the holder of such Certificate such holder’s Pro Rata Share of Closing Share Payment, together with delivery of evidence of direct book entry registration for the Parent Shares issuable as the Closing Share Payment in a form reasonably satisfactory to the Company (if before the Closing) or the Stockholder Representative (if after the Closing), and such Certificate shall forthwith be cancelled. Until so surrendered and cancelled, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares or Shares cancelled pursuant to Section 2.08(b)) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Closing Share Payment as provided in Section 2.08(c) and any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and by Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.

(c)            No interest shall be paid or accrued for the benefit of Stockholders on the Estimated Closing Merger Consideration or on any additional amounts that may thereafter become payable as Total Merger Consideration.

(d)            Any portion of the Closing Share Payment made available to the Exchange Agent that remains unclaimed by Stockholders after six months after the Effective Time shall be returned to the Surviving Corporation or its designee, upon demand, and any such Stockholders who have not exchanged Certificates for such Stockholder’s portion of the Closing Share Payment in accordance with this Section 2.11 prior to that time shall thereafter look only to the Surviving Corporation for payment of its portion of the Closing Share Payment.

Section 2.12.         Expense Fund. Prior to the Closing, the Company shall have established a separate designated account in the name of the Company and funded such account with the amount of $500,000 in Cash (such amount, including any interest or other amounts earned thereon, the “Stockholder Representative Expense Fund”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time. After Closing, Stockholder Representative may request, in writing together with reasonable documentation thereof, the payment of such expenses by Parent or the Surviving Corporation from the Stockholder Representative Expense Fund, and Parent or the Surviving Corporation shall promptly cause the payment of such expenses, in an aggregate amount not to exceed the Stockholder Representative Expense Fund.

Section 2.13.         No Further Ownership Rights in Company Stock. All Closing Share Payments paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by a Certificate (other than any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and by Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein)), and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.

Section 2.14.         Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and payment of any Earn-Out Amount, any change in the Parent Shares shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Total Merger Consideration and any other amounts payable, or consideration deliverable, pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.15.         Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the issuance of such consideration under any provision of Law relating to Taxes; provided however, that prior to making any such deduction or withholding for Taxes, the applicable Withholding Agent (if Parent, Merger Sub or the Surviving Corporation) shall use commercially reasonable efforts to (and if the Exchange Agent, Parent will use commercially reasonable efforts to cause the Exchange Agent to) (a) notify the Person in respect of whom such deduction or withholding would be made and (b) cooperate with such Person to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld by a Withholding Agent, such amounts shall be timely remitted by the Withholding Agent (and in the case of the Exchange Agent, Parent shall use commercially reasonable efforts to cause the Exchange Agent to remit) to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Withholding Agent is hereby authorized to sell or otherwise dispose of such portion of any Parent Shares or other security deliverable to such Person as is necessary to provide sufficient funds (after deducting commissions payable, fees and other third-party, out-of-pocket costs and expenses) to such payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such Person and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds (after deduction of all fees, commissions or third-party, out-of-pocket costs in respect of such sale) that is not required to be so remitted shall be paid to such Person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices and the payor shall not be under any obligation to obtain a particular price for the Parent Shares or other security, as applicable, so sold. Neither the payor, nor any other Person, will be liable for any loss arising out of any sale under this Section 2.15.

Section 2.16.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Closing Share Payment to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17.         Closing Merger Consideration and Closing Share Payment Adjustment.

(a)            Closing Adjustment.

(i)            At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement (such statement, the “Estimated Closing Statement”), in reasonable detail, of the Company’s good faith estimated calculation of the Closing Merger Consideration, and each component thereof, as of the Closing Date (the “Estimated Closing Merger Consideration”), and the resulting Closing Share Payment, all prepared in all material respects in accordance with the Accounting Principles. The Estimated Closing Statement shall also contain an estimated consolidated balance sheet of the Company as of the Closing Date and an estimated consolidated statement of income for the prior twelve calendar months immediately preceding the Closing Date, and for the twelve-month period ended December 31, 2024, in each case prepared in accordance with the Accounting Principles. The Company shall provide Parent with reasonable access to the books and records of the Company and shall cause the personnel of the Company to reasonably cooperate with Parent for the purpose of enabling Parent to review the Company’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Parent provided prior to the Closing.

(ii)            Inventory Statement. At least three (3) Business Days prior to the Closing, the Company Entities shall deliver to Parent or a representative of Parent an Inventory estimate (the “Inventory Statement”) that shall be included as part of the Estimated Closing Statement, in accordance with the definition of Inventory and in accordance with the inventory accounting principles set forth in Exhibit G (the “Inventory Accounting Principles”); provided that, to the extent the definition of Inventory conflicts with the Inventory Accounting Principles, the definition of Inventory shall supersede the Inventory Accounting Principles. The Inventory Statement shall contain a list by product category, item number, or as is otherwise customary, the number and cost of each item of Inventory, and the estimated cost for such Inventory, as of the Closing. Parent and the Company Entities shall conduct a physical review of the Inventory on the Closing Date in accordance with the definitions in this Agreement and the Inventory Accounting Principles, which Inventory results shall be used in the determination of the Final Closing Statement pursuant to Section 2.17(b).

(b)            Post-Closing Adjustment. Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth Parent’s good faith calculation of, as of the Closing Date, (i) the Closing Cash, (ii) any New Retail EBITDA Shortfall Amount not previously included in the Estimated Closing Statement, (iii) the Adjusted 280E Reserve and, without duplication, any 280E Tax Reserve Shortfall, (iv) the Closing Indebtedness and Assumed Indebtedness, (v) the unpaid Transaction Expenses, if any, (vi) the Closing Working Capital, (vii) the amount of any Pre-Closing Taxes and (viii) the Actual Closing Merger Consideration, determined based on the foregoing calculations of this Section 2.17(b)(i) through (vii), together with the amounts included in the Estimated Closing Statement for clauses (a), (c) and (e) of the definition of “Closing Merger Consideration”, and (viii) the Minimum Cash Amount (as finally determined pursuant to subsections (b) and (c), the “Final Closing Statement”), all calculated and prepared in all material respects accordance with the Accounting Principles.

(c)            Examination and Review.

(i)            Examination. After receipt of the Final Closing Statement, Stockholder
Representative shall have 45 days (the “Review Period”) to review the Final Closing Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.17(c), Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation and the other Company Entities, the personnel of, and work papers prepared by, Parent, Surviving Corporation, and the other Company Entities, and/or their accountants to the extent that they relate to the Final Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Final Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)           Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Final Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, Final Closing Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)          Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts” and any matters not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Cohn Reznick or, if Cohn Reznick is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement the office of an impartial regionally recognized firm of independent certified public accountants that is not the Company Auditor (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement. The parties hereto agree that all adjustments of Disputed Amounts shall be made without regard to materiality. The Independent Accountant shall only decide the specific calculations, items or amounts under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such calculation, item or amount in the Final Closing Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)           Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of any disputed amount under this Agreement for which they are engaged, including the Disputed Amounts in this Section 2.17 or the written statement of objections to the Earn-Out Statement in Section 2.19, and their adjustments to the Final Closing Statement or Earn-Out Statement, as applicable, absent Fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon the Stockholder Representative, Stockholders, Parent and Surviving Corporation. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Final Closing Statement, or any adjustments to the Earn-Out Statement, as applicable, shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.

(d)            Merger Consideration Adjustment.

(i)            If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) exceeds the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such excess, the “Upward Adjustment Amount”), then at the election of Parent, within ten (10) Business Days of such determination, (A) Parent shall pay to each Stockholder its Pro Rata Share of the Upward Adjustment Amount, by wire transfer of immediately available funds, or (B) Parent shall issue to each Stockholder its Pro Rata Share of additional Parent Shares (rounded up to the nearest whole number) equal to the quotient of (I) the Upward Adjustment Amount, divided by (II) the Closing Share Price.

(ii)           If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) is less than the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such deficit, the “Downward Adjustment Amount”), then at the election of the Stockholder Representative for and on behalf of the Stockholders, within ten (10) Business Days of such determination, Stockholder Representative shall (A) direct Parent or the Surviving Corporation to release to Parent, from the Stockholder Representative Expense Fund, the Downward Adjustment Amount (or a portion thereof), with any excess of the Downward Adjustment Amount over the amount of such release from the Stockholder Representative Expense Fund to be paid, at the election of Stockholder Representative, by (I) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (1) the remaining Downward Adjustment Amount, divided by (2) the Closing Share Price, or (II) Stockholders to Parent in cash in immediately available funds in the amount of their respective Pro Rata Shares thereof, severally and not jointly, or (B) Stockholder Representative shall direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (I) the Downward Adjustment Amount, divided by (II) the Closing Share Price; provided, that (i) if the Stockholder Representative elects cash payment under the foregoing clause (A)(II), and any Stockholder does not pay any such excess amounts owed pursuant thereto within 30 days thereafter, such Stockholder shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (A)(I) (or if the Escrow Shares are not sufficient, in accordance with the following clause (ii)), and (ii) in the event the Stockholder Representative chooses settlement in Escrow Shares pursuant to the foregoing clause (A)(I) or (B) but the Downward Adjustment Amount (or remaining Downward Adjustment Amount, in the case of clause (A)(I)) is in excess of the Escrow Shares, the Stockholders shall surrender to Parent a number of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (I) such remaining excess, divided by (II) the Closing Share Price, in accordance with their respective Pro Rata Shares, severally and not jointly, and Parent shall cancel such surrendered Parent Shares.

(e)            Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.17 shall be treated as an adjustment to the Estimated Closing Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18.        Consideration Spreadsheet.

(a)            At least three (3) Business Days prior to the Closing and concurrently with the delivery of the Estimated Closing Statement, and as a portion thereof, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)            the names and addresses of all Stockholders and the number of shares of Company Common Stock held by such Persons;

(ii)           detailed calculations of the allocation of the Estimated Closing Merger Consideration and the Closing Share Payment among the Company Common Stock, calculated on a fully diluted basis;

(iii)          each Stockholder’s Pro Rata Share (as a percentage interest) of the Closing Share Payment (and each Stockholder’s Pro Rata Share (as a percentage interest) of any Upward Adjustment Amount or Downward Adjustment Amount under Section 2.17 when payable);

(iv)          each Stockholder’s Pro Rata Share (as a percentage interest) of any cash to be contributed to the payment of the Stockholder Representative Expense Fund;

(v)           each Stockholder’s Pro Rata Share of the Escrow Shares; and

(vi)          each Stockholder’s Pro Rata Share (as a percentage interest) of the amount of any potential Earn-Out Amount or Forfeiture Amount pursuant to Section 2.19 (or other amounts pursuant to Section 2.19(h)).

(b)            The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments or issuing consideration under Article II and Parent and Merger Sub and, following Closing, the Surviving Corporation shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.19.         Earn-Out; Forfeiture.

(a)            As additional consideration for the Merger, following the Closing, contingent upon satisfaction of the criteria in this Section 2.19, the Stockholders (other than any Dissenting Stockholder, who, notwithstanding anything to the contrary in this Agreement, shall not in any event be entitled to any portion of any Earn-Out Amount) shall be eligible to receive their respective Pro Rata Share of the Earn-Out Amount (if any), payable as set forth in Section 2.19(c) below. The parties acknowledge and agree that the right to receive the Earn-Out Amount, if any, pursuant to this Agreement is an integral part of the total consideration for the Shares and it is reasonable to assume that the Earn-Out Amount relates to underlying goodwill, the value of which cannot reasonably be expected to be agreed upon by the parties at the Closing Date.

(b)          (i)            No later than 60 days after the audited financial statements of Parent for its fiscal year ended December 31, 2026 (or, to the extent, that Parent amends its fiscal year, 120 days after December 31, 2026) (the “Earn-Out Period Financial Statements”) are completed, Parent shall deliver to Stockholder Representative a statement containing the calculation of the Earn-Out Amount, if any, including the components thereof, and Earn-Out Share Price, all in reasonable detail and together with reasonable backup for such calculations made therein and/or, if applicable, the Forfeiture Amount, if any, in reasonable detail and together with reasonable backup for such calculations made therein (the “Earn-Out Statement”). The Earn-Out Statement shall be prepared by Parent in all material respects in accordance with the Earn-Out Accounting Principles based upon the Earn-Out Period Financial Statements (absent manifest error), and other books and records of Surviving Corporation and other Company Entities (or, with respect to applicable portions of the Forfeiture Amount, the third party data and information specified in the definition thereof).

(ii)          Stockholder Representative may object to the Earn-Out Statement by delivering to Parent a written statement setting forth Stockholder Representative’s objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for Stockholder Representative’s disagreement therewith, within 30 days of receipt thereof from Parent. If Stockholder Representative fails to deliver such written statement within such time period, then the Earn-Out Statement (and the calculations, items and amounts contained therein) shall be deemed to have been accepted by Stockholders and Stockholder Representative and shall be final and binding on the Surviving Corporation, Stockholder Representative, the Stockholders, Parent and Merger Sub. If Stockholder Representative delivers a written statement of objections to Parent within such 30-day timeframe, then Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of Stockholder Representative’s written statement of objections, and, if the same are so resolved within such period, the Earn-Out Statement (and the calculations, items and amounts contained therein) with such changes as may have been agreed in writing by Parent and Stockholder Representative, shall be final and binding. In the event Parent and Stockholder Representative are unable to agree within 30 days after Stockholder Representative’s delivery of such written statement of objections (or such longer period as Stockholder Representative and Parent shall mutually agree), Parent and Stockholder Representative shall engage the Independent Accountant to resolve the dispute in accordance with the guidelines and principles set forth in this Agreement and to make any adjustments to the Earn-Out Statement. In resolving any dispute with respect to the Earn-Out Statement, the Independent Accountant (A) may not assign a value to any calculation, item or amount greater than the highest value claimed for such calculation, item or amount or less than the lowest value for such calculation, item or amount claimed by either Parent or Stockholder Representative and (B) shall restrict its decision to such calculations, items and amounts included in the objection(s) which are then in dispute. The fees and expenses of the Independent Accountant shall be paid by Stockholders, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Stockholders or Parent, respectively, bears to the aggregate amount actually contested by Stockholder Representative and Parent.

(c)            Subject to Section 9.06, Parent will pay the Earn-Out Amount to the Exchange Agent for further distribution to the Stockholders, if any, through the delivery of a number of Parent Shares, within 20 Business Days of the final determination of the Earn-Out Amount as set forth in Section 2.19(b), calculated as set forth below (such shares, the “Earn-Out Shares”). The number of Earn-Out Shares to be so issued will be equal to the quotient of (i) the Earn-Out Amount, divided by (ii) the Earn-Out Share Price; provided, that in no event shall the number of Earn-Out Shares, in the aggregate, exceed the number of Parent Shares comprising the Closing Share Payment. The immediately preceding proviso and the provisions of this Agreement and the Escrow Agreement related to the Earn-Out Shares and Escrow Shares are intended to comply with Rev. Proc. 84-42; 1984-1 C.B. 521. Each Stockholder will be entitled to its Pro Rata Share of the Earn-Out Shares, with the total Earn-Out Shares issued to each Stockholder rounded up to the nearest whole number.

(d)            Following the Closing and subject to the following, Parent and its Affiliates shall have sole discretion with regard to all matters relating to the operations of the Surviving Corporation, including all Company Entities, provided, however, Parent agrees that Parent and its subsidiaries will act in good faith and with fair dealing so as to provide the Stockholders (and the Surviving Corporation and the other Company Entities) with a reasonable opportunity to maximize the Adjusted EBITDA of the Company Entities and to otherwise satisfy and achieve any conditions precedent to receipt of the Earn-Out Amount and the issuance and delivery of any Earn-Out Shares and to avoid the forfeiture of Parent Shares as contemplated by Section 2.19(g), and will not take any action with respect to the businesses of the Surviving Corporation (and its subsidiaries, including the other Company Entities) the primary purpose and intent of which is to minimize the Adjusted EBITDA of the Surviving Corporation (and the other Company Entities) for calendar year 2026 or to cause a forfeiture of Parent Shares on the part of Stockholders as contemplated by Section 2.19(g). Notwithstanding the foregoing, the parties agree that it will in no event be deemed to violate the immediately preceding sentence for Parent to (1) pledge any and all assets of the Company Entities, (2) refinance any indebtedness for borrowed money (including the Assumed Indebtedness) or (3) cause the Company Entities to incur new indebtedness for borrowed money; provided, that only Post-Closing Debt shall be included as a deduction for purposes of clause (c) of the definition of Earn-Out Amount or an addition for purposes of clause (d) of the definition of Forfeiture Amount. Without limiting the foregoing, during the period from and after the Closing through and including December 31, 2026 (the “Earn-Out Period”), Parent shall, and shall cause the Surviving Corporation and the other Company Entities, to:

(i)            in order to permit the accurate preparation of the Earn-Out Statement, and an accurate determination of any issuance and delivery of Earn-Out Shares (or a forfeiture of Parent Shares) pursuant to this Section 2.19, maintain books and records of the Surviving Corporation and the other Company Entities sufficient to allow for the foregoing calculations as if the Surviving Corporation and the other Company Entities were an independent business unit;

(ii)           subject to budgetary limits, allow for the Chief Operating Officer to make determinations regarding employment, engagement and termination of employees and contractors of the Surviving Corporation and the other Company Entities to at his discretion (subject to Parent’s right to require termination for cause);

(iii)          maintain an amount of net working capital in the Company Entities sufficient for their operation in the ordinary course of business;

(iv)          permit the inclusion of capital expenses in the annual budget of the Company Entities in an amount no less than the prior fiscal year’s annual depreciation of the Company Entities’ consolidated assets as available under the Code, and to consider, in good faith but without obligation and in Parent’s sole and absolute discretion, any additional proposed capital expenses reasonably requested by the Company Entities for inclusion in the annual budget of the Company Entities;

(v)           not have any Company Entity engage in any intercompany transaction or other transaction with an Affiliate of Parent (other than another Company Entity), other than on commercially reasonable terms; and (vi)        use commercially reasonable efforts to maintain the listing of the Parent Shares on the Exchange, or a comparable (or superior) primary successor exchange.

(e)            Each of the Company, Stockholder Representative, the Stockholders, Parent and Merger Sub acknowledges and agrees (i) that this Section 2.19 is strictly a contractual relationship between and among such Persons and does not create any express or implied fiduciary or special relationship between or among such Persons or create any express or implied fiduciary or special duties on the part of the Surviving Corporation, Parent or any of their Affiliates, to Stockholders, (ii) that the contingent rights to receive all or any portion of the Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (iii) that Stockholders shall not have any rights as a stockholder of Parent as a result of the contingent right to receive all or any portion of the Earn-Out Amount hereunder. Without limitation of the foregoing and without limiting the provisions of subsection (d) above, each Stockholder, acknowledges that neither Parent nor Surviving Corporation or their respective Affiliates will be required to expend any funds or incur any liabilities in order to increase the likelihood of receiving the Earn-Out Amount or to decrease the likelihood of a forfeiture of Parent Shares on the part of Stockholders pursuant to Section 2.19(g). Each Stockholder acknowledges that neither Surviving Corporation or Parent, nor any of their respective Affiliates has or will have any duties, covenants or obligations (express or implied) to any such Stockholder with respect to the foregoing other than as expressly set forth in this Section 2.19.

(f)            Any Earn-Out Shares issued pursuant to this Section 2.19 (or any forfeited Shares and other payments (if any) pursuant to Section 2.19(g) and Section 2.19(h)) shall constitute an adjustment of the Actual Closing Merger Consideration for Tax purposes, unless otherwise required by applicable Law. To the extent any Escrow Shares or Earn-Out Shares issued to the Stockholders are required to be treated as interest pursuant to Treasury Regulations Section 1.483-4(b) or other applicable Tax law, then such Escrow Shares and Earnout-Shares, as applicable, representing the principal component (with a value equal to the principal component) and the interest component (with a value equal to the interest component) will be represented by separate book entries, if requested by a Stockholder.

(g)            In the event that:

(i)           (A)        the higher of (I) the Company Entities’ consolidated trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026, and (II) the Company Entities’ consolidated trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, is less than

(B)          ninety-six and one-half percent (96.5%) of the sum of (I) the Closing EBITDA plus (II) New Retail EBITDA (as adjusted to deduct the New Retail EBITDA Shortfall Amount, if any), in each case as finally determined as part of the Actual Closing Merger Consideration pursuant to Section 2.17(b) and (c), minus, (III) if applicable (and if not taken into account in the determination of Actual Closing Merger Consideration or already deducted pursuant to subsection (II) above), any New Retail EBITDA Shortfall Amount in accordance with Section 2.19(h)) (the absolute value of the amount of the deficiency of Section 2.19(g)(i)(A) to the amount calculated in this Section 2.19(g)(i)(B), if any, the “EBITDA Deficiency”); and

(ii)           (A) the Company Entities’ consolidated Market Share for the year ended December 31, 2026, is less than the Company Entities’ consolidated Market Share for the year ended December 31, 2024, or (B) the Company Entities’ consolidated EBITDA Margin for the year ended December 31, 2026, is less than the Company Entities’ consolidated EBITDA Margin for the year ended December 31, 2024, and

(iii)          the 20-day volume weighted average price per Parent Share on the Exchange (converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such 20-day period, as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending on the trading day immediately prior to December 31, 2026, is greater than $1.05 per Parent Share, then, each Stockholder will, within ten (10) Business Days of such determination, transfer to Parent a number of Parent Shares, rounded up to the nearest whole number, held by such Stockholder equal to its Pro Rata Share of the quotient of the Forfeiture Amount divided by the Closing Share Price. Notwithstanding anything contained herein to the contrary, in no event shall the total number of Parent Shares forfeited under this Section 2.19(g) in the aggregate for all Stockholders be in excess of 50% of the total Parent Shares issued as Actual Closing Merger Consideration.

(h)            In the event that any New Retail EBITDA from a New Retail Location was included in the calculation of the Closing Merger Consideration, but such New Retail Location is not Operational as of April 1, 2025, then, to the extent the New Retail EBITDA Shortfall Amount was not previously taken into account in the determination of the Closing Merger Consideration pursuant to Section 2.17 and without duplication, at the election of the Stockholder Representative for and on behalf of the Stockholders, within ten (10) Business Days of written notice from Parent that such New Retail Location(s) are not Operational as of such date, Stockholder Representative shall (A) direct Parent or the Surviving Corporation to release to Parent, from the Stockholder Representative Expense Fund, the New Retail EBITDA Shortfall Amount (or a portion thereof), with any excess of the New Retail EBITDA Shortfall Amount over the amount of such release from the Stockholder Representative Expense Fund to be paid, at the election of Stockholder Representative, by (I) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (1) the remaining New Retail EBITDA Shortfall Amount, divided by (2) the Closing Share Price, or (II) Stockholders to Parent in cash in immediately available funds in the amount of their respective Pro Rata Shares thereof, severally and not jointly, or (B) Stockholder Representative shall direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (I) the New Retail EBITDA Shortfall Amount, divided by (II) the Closing Share Price; provided, that (i) if the Stockholder Representative elects cash payment under the foregoing clause (A)(II), and any Stockholder does not pay any such excess amounts owed pursuant thereto within 30 days thereafter, such Stockholder shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (A)(I) (or if the Escrow Shares are not sufficient, in accordance with the following clause (ii)), and (ii) in the event the Stockholder Representative chooses settlement in Escrow Shares pursuant to the foregoing clause (A)(I) or (B) but the New Retail EBITDA Shortfall Amount (or remaining amount of the New Retail Shortfall Amount, in the case of the foregoing clause (A)(I)) is in excess of the Escrow Shares, the Stockholders shall transfer to Parent a number of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (I) such remaining excess, divided by (II) the Closing Share Price, in accordance with their respective Pro Rata Shares, severally and not jointly.

Section 2.20.         Parent Shares.

(a)            Issuances of Parent Shares. All Parent Shares issued pursuant to this Agreement will be evidenced by direct book-entry registration only, without the issuance of certificates representing such Parent Shares. Parent’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.20. The Company, on its own behalf and on behalf of Stockholders, confirms, acknowledges and agrees that (i) Parent has advised the Stockholders and the Company that Parent is relying on an exemption from the requirements to provide the Company and Stockholders with a prospectus and to sell securities through a person registered to sell securities under applicable Canadian securities laws and, as a consequence of acquiring the Parent Shares pursuant to this exemption, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available to the Stockholders and the Company, and (ii) there may be restrictions on a Stockholder’s ability to resell the Parent Shares and it is the responsibility of the Stockholders to find out what those restrictions are and to comply with them before selling them. At Closing and until issued and delivered or the later expiration of the Earn-Out Period without any Earn-Out Shares eligible to be issued to Stockholders, to the extent necessary under its organizational documents, Parent shall reserve Parent Shares sufficient for the issuance of the Earn-Out Shares as contemplated hereby.

(b)            Registration. The Parent Shares to be issued pursuant to this Agreement (i) will not, subject to any applicable provisions of the Investor Rights Agreement, be registered under the Securities Act in reliance upon the exemption from registration requirements of Section 5 of the Securities Act as set forth in Section 4(a)(2) thereof, and (ii) will be distributed pursuant to the exemption set out in Section 2.11 of National Instrument 45-106 – Prospectus Exemptions.

(c)            Legend. The Parent Shares to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Parent Shares issued pursuant to this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

(d)            Securities Laws.

(i)            Notwithstanding anything to the contrary in this Agreement, the issuance and delivery of Parent Shares pursuant to this Agreement, including any Earn-Out Shares, shall require the approval of and/or be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.

(ii)           The Company consents: (A) to the disclosure of certain information regarding it and the transactions contemplated by this Agreement to the Exchange, the Canadian Securities Regulators and the SEC, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including pursuant to the filing of an exempt distribution report, and as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; and (B) to the collection, use and disclosure of its information by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators, from time to time.

(iii)          Each Stockholder will, as a condition of receiving Parent Shares upon completion of the Merger (or any Parent Shares included in any Earn-Out Amount), either (i) be required to make the necessary representations and warranties contained in the Letter of Transmittal to ensure compliance with applicable U.S. federal and state securities laws or (ii) be deemed to confirm that such Stockholder is outside the United States, and will deliver any other supporting information as reasonably requested by Parent in order to confirm their status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable state securities laws for the issuance of such Parent Shares to such holder. In the event that, as of the time of required issuance of any Parent Shares under this Agreement (including any Parent Shares included in any Earn-Out Amount), a Stockholder does not qualify for the applicable exemptions under federal and state securities laws required for Parent to issue such Parent Shares to such Stockholder, then Parent shall issue such Parent Shares to a third party agent agreed upon by the parties, which shall hold the Parent Shares on behalf of and for the benefit of such Stockholder. Such third party shall thereafter be permitted to effect transfer of such Parent Shares to such Stockholder if and to the extent permitted under applicable securities laws, with such compliance with securities laws demonstrated to the satisfaction of counsel to Parent, or may, after the expiration of any applicable lock up periods for such Parent Shares contemplated under the Lock-Up Letter, sell such Parent Shares as permitted under applicable securities laws and transfer applicable proceeds to the Stockholder. The Stockholder shall be responsible for, and indemnify such third party for, any taxes such third party incurs in connection with any such sales and transfers.

Section 2.21.         Intended U.S. Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). The parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not take, or cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. No party shall take or fail to take any action or cause any action to be taken or fail to be taken that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules or as contemplated by Section 5.17(a), the Company represents and warrants to Parent as follows:

Section 3.01.         Organization and Qualification of the Company Entities. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. Each other Company Entity is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the State of Nevada and has full corporate, or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. No Company Entity is licensed or qualified to do business in any state or jurisdiction other than the State of Nevada, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02.        Authority; Board Approval.

(a)            The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing a majority of the outstanding Company Common Stock (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity.

(b)            The Company Board, by resolutions duly adopted by unanimous written consent of the Company Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in the Nevada Act) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Nevada Act, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the stockholders of the Company entitled to vote thereon for adoption in accordance with the Nevada Act, and (iv) resolved to recommend that the stockholders of the Company entitled to vote thereon adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.

Section 3.03.         No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”) or any other Company Entity; (ii) subject to obtaining the consents, authorizations, Governmental Orders and approvals from the Governmental Authorities set forth in Section 3.03(a)(ii) of the Disclosure Schedules, including, without limitation, the Cannabis Consents (the “Regulatory Consents”), the Requisite Company Vote, and the expiration or termination of any waiting or review period, and any extensions thereof, under the HSR Act, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Company Entity; (iii) except for the Regulatory Consents and as set forth in Section 3.03(a)(iii) of the Disclosure Schedules (the items set forth on Section 3.03(a)(iii) of the Disclosure Schedules, the “Third-Party Consents,” and, together with the Regulatory Consents, the Requisite Company Vote, and the expiration or termination of any waiting or review period, and any extensions thereof, under the HSR Act, the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company Entities, except for Federal Cannabis Laws; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except, in the case of clause (iii), for any consents, conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that, or where the failure to obtain or provide any such consents, notices or take any other actions, in each case, would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance by the Company Entities of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Company Entities, except for (A) the Regulatory Consents, (B) the filing of the Articles of Merger with the Secretary of State of Nevada, and (C) such filings as may be required under the HSR Act or other antitrust or similar laws.

Section 3.04.         Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, of which 108,699,999 shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 20,000,000 shares of Company Preferred Stock, none of which are issued and outstanding as of the close of business on the date of this Agreement. Section 3.04(a) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person. Except for the foregoing, there are no other classes of capital stock of the Company.

(b)            Section 3.04(b) of the Disclosure Schedules sets forth, with respect to each Company Entity other than the Company (i) its total authorized capital stock or equity interests, (ii) its shares of capital stock or other equity interests issued and outstanding as of the close of business on the date of this Agreement, and (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding shares of capital stock or other equity interests.

(c)            (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Company Entity is authorized or outstanding, and (ii) except as set forth on Section 3.04(c) of the Disclosure Schedules, there is no commitment by any Company Entity to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Company Entity or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock or the equity interests of any other Company Entity.

(d)            All issued and outstanding shares of Company Common Stock and the equity interests of the other Company Entities are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or the equivalent organizational documents of any other Company Entity, as applicable, or any agreement to which any Company Entity is a party; and (iii) except as set forth on Section 3.04(d) of the Disclosure Schedules, free of any Encumbrances. All issued and outstanding shares of Company Common Stock and the equity interests of the other Company Entities were issued in compliance with applicable Law in all material respects.

(e)            Except as set forth on Section 3.04(e) of the Disclosure Schedules, no outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Company Entity or any of its securities.

(f)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05.         No Subsidiaries. No Company Entity owns, or has any interest in any shares or other equity interests (including any option, warrant, convertible instrument or other right or obligation of any nature to acquire any equity interest) or has an ownership interest in any other Person other than another Company Entity and the Existing Investments.

Section 3.06.         Financial Statements. True and complete copies of the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2023, 2022 and 2021, and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2024, and the related statements of income and retained earnings for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with the Historical Accounting Principles. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates they were prepared and the consolidated results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of September 30, 2024, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07.         Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Company Entities do not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.

Section 3.08.         Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules, there has not been, with respect to any Company Entity, any:

(a)            effect, event, development, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            amendment of the Company Charter Documents or any organizational documents of any other Company Entity;

(c)            split, combination or reclassification of any shares of capital stock or other equity capital;

(d)            issuance, sale or other disposition of any of its capital stock or other equity interests;

(e)            declaration or payment of any dividends or distributions on or in respect of any capital stock or other equity capital or redemption, purchase or acquisition of capital stock or other equity capital (other than in the Ordinary Course of Business consistent with past practice);

(f)            material change in any method of accounting or accounting practice, except as required by GAAP or as set forth in Exhibit H, or as disclosed in the notes to the Financial Statements;

(g)            material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by GAAP or as set forth in Exhibit H, or as disclosed in the notes to the Financial Statements;

(h)            entry into any Contract that would constitute a Material Contract;

(i)             incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(j)             transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements (other than in the Ordinary Course of Business consistent with past practice);

(k)            transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)             abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)            material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)            any capital investment in, or any loan to, any other Person;

(o)            acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Company Entity is a party or by which it is bound;

(p)            material capital expenditures;

(q)            imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible;

(r)             other than in the Ordinary Course of Business consistent with past practice, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements provided to Parent prior to the date hereof;

(s)            hiring or promoting any person as or to (as the case may be) the position of an officer or hiring or promoting any employee below officer except in the Ordinary Course of Business;

(t)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, except in the Ordinary Course of Business, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)            other than this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)            purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(y)            acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof, other than the acquisition of the Nevada assets of The Source Holding LLC and its Affiliates;

(z)            Tax election made, modified or revoked except as required by applicable Law, adoption or change in any Tax accounting method except as required by applicable Law, amendment to any material Tax Return, consent to any extension (other than in connection with the filing of a Tax Return in the ordinary course) or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to a refund of Taxes, or any closing agreement entered into; or

(aa)        any Contract to do any of the foregoing.

Section 3.09.         Material Contracts.

(a)            Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of each Company Entity as of the date of this Agreement (such Contracts, together with all Contracts listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract involving aggregate consideration in excess of $100,000, and which, in each case, cannot be cancelled by the Company Entity without penalty or without more than 30 days’ notice;

(ii)           all Contracts that require a Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification by a Company Entity of any Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not to provide for the indemnification by the Company of any Person, or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $100,000;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)         except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)        all Contracts with any Governmental Authority;

(ix)          all Contracts that limit or purport to limit the ability of a Company Entity to compete in any line of business, with respect to any product with any Person or in any geographic area or market or during any period of time;

(x)           any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi)          all collective bargaining agreements or Contracts with any Union;

(xii)         any Contracts with dispensaries or other potential customers for future supply of cannabis and related products to such Persons, containing covenants to supply such Persons with cannabis or related products in an amount in excess of $100,000; and

(xiii)         any other Contract that is material to any Company Entity and not previously disclosed pursuant to this Section 3.09.

(b)            Each Material Contract is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect, except to the extent that a Material Contract has expired according to its terms, in which case, such Material Contract remains valid and binding and in full force and effect with respect to the provisions that survive the expiration or termination thereof. None of the Company Entities or, to the Company’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Section 3.09(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would, with respect to any Company Entity, or to the Company’s Knowledge, any other party thereto, constitute an event of default under any Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(c)            Except as set forth on Schedule 3.09(a), no Company Entity is currently party to any Material Contract with any party for the supply of cannabis or related products.

Section 3.10.        Title to Assets; Real Property.

(a)            The Company Entities have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets (not including Real Property) sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the items set forth in Section 3.10(a) of the Disclosure Schedules and the following (collectively referred to as “Permitted Encumbrances”):

(i)            Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which appropriate reserves have been established in accordance with GAAP;

(ii)            mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, or, if delinquent, that are being contested in good faith and are not, individually or in the aggregate, material to the business of the Company Entities;

(iii)          easements, rights of way, covenants, restrictions of record, maps, zoning ordinances and other similar Encumbrances affecting Real Property which do not interfere with the use or operation of such Real Property as such Real Property is presently used or operated;

(iv)          other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company Entities; or

(v)           Encumbrances arising under or in connection with (A) the Assumed Indebtedness or (B) Indebtedness that will be discharged at Closing.

(b)            Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company Entity, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such Real Property. Except as set forth in a lease applicable to leased Real Property, no Company Entity is a party to any agreement or option to purchase any Real Property or interest therein. With respect to owned Real Property, the Company Entities have delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company Entity acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company Entities and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting such leased Real Property. No Company Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The Company Entities’ present use and operation of the Real Property in the conduct of the Company Entities’ business as presently conducted do not violate in any material respect (I) any Law (other than Federal Cannabis Laws), or (II) to the Company’s Knowledge, covenant, condition, restriction, easement, license, permit or agreement, applicable to the Real Property. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Company Entity. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11.         Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (including Company Intellectual Property) owned by the Company Entities are sufficient for the continued conduct of the Company Entities’ business after the Closing in substantially the same manner as the business was conducted prior to the Closing, and the property and assets reflected in the Balance Sheet, or acquired by the Company Entities after the Balance Sheet Date, and any other property or assets currently leased by the Company Entities, constitute all of the property and assets presently used by the Company Entities to conduct the Company Entities’ business as currently conducted.

Section 3.12.         Intellectual Property.

(a)            Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company Entities; and (iv) all other material Company Intellectual Property used or held for use in the Company Entities’ business as currently conducted and as proposed to be conducted.

(b)            Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which a Company Entity is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which a Company Entity is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company Entities’ ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect. No Company Entity is, and, to the Company’s Knowledge, no other party thereto is, or is alleged to be, in breach of or default under, and, no Company Entity has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)            Except as set forth in Section 3.12(c) of the Disclosure Schedules, one of the Company Entities is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use by the Company Entities in the conduct of the Company Entities’ business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company Entities have, and enforce, a policy requiring their employees to execute a non-competition, proprietary information and assignment agreement and has provided Parent with the form of such Contract.

(d)            Other than the Required Consents, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company Entities’ rights to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)            All Company IP Registrations are subsisting and in full force and effect. Except as set forth on Section 3.12(e) of the Disclosure Schedules, the Company Entities have taken all necessary steps to maintain and enforce the Company Intellectual Property, which is registered or for which an application for registration has been filed, and taken all reasonable steps to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. Except as set forth on Section 3.12(e) of the Disclosure Schedules, all required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company Entities have provided Parent with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)            The conduct of the Company Entities’ business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. Except as set forth on Section 3.12(f) of the Disclosure Schedules, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)            There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any Company Entity of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company Entities’ right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by any Company Entity or, to the Company’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Except as set forth in Section 3.12(g) of the Disclosure Schedules, to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such Action. No Company Entity is subject to any outstanding or, to the Company’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)            Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Entities’ business. The Company Entities have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to the Company’s Knowledge, threatened, against any Company Entity alleging any (A) breach or other violation of any Platform Agreement by any Company Entity; or (B) defamation, violation of publicity rights of any Person, or any other violation of applicable Law by any Company Entity in connection with its use of social media.

(i)             All Company IT Systems are in good working condition and are all of the Company IT Systems used in the operation of the Company Entities’ business as currently conducted and as proposed to be conducted. Except as set forth in Section 3.12(i) of the Disclosure Schedules, in the past six years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has not been remedied. The Company Entities have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.

(j)             The Company Entities have complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Entities’ business. Except as set forth in Section 3.12(j) of the Disclosure Schedules, in the past six years, no Company Entity has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Entity’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13.         Inventory. All inventory of the Company Entities, whether or not reflected in the Balance Sheet, (a) consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, (b) except as set forth in Section 3.13(b) of the Disclosure Schedules, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, (c) was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws), and (d) does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the Ordinary Course of Business, all such inventory is owned by the Company Entities free and clear of all Encumbrances, other than Permitted Encumbrances, and no such inventory is held on a consignment basis.

Section 3.14.         Accounts Receivable. Except as set forth in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company Entities not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Balance Sheet on the accounting records of the Company Entities have been determined in accordance with the Historical Accounting Principles, and, with respect to accounts receivable arising after the Interim Balance Sheet Date have been determined in accordance in all material respects with the Historical Accounting Principles, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15.         Customers and Suppliers.

(a)            Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to any Company Entity for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, no Material Customer has ceased, and no Company Entity has received any notice that any Material Customer intends to cease after the Closing, and no Company Entity has Knowledge of such intent to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.

(b)            Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom any Company Entity has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, no Material Supplier has ceased, and no Company Entity has received any notice that any Material Supplier intends to cease after the Closing, and no Company Entity has Knowledge of such intent to cease, to supply goods or services to the Company Entity or to otherwise terminate or materially reduce its relationship with the Company Entity.

Section 3.16.         Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company Entities and relating to the assets, business, operations, employees, officers and directors of the Company Entities (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and, subject to the Required Consents, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Company Entity has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company Entity. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company Entities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Company Entity is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Entities and are for coverage in amounts in compliance with all applicable Laws and Material Contracts to which any Company Entity is a party or by which it is bound.

Section 3.17.         Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.17 of the Disclosure Schedules, as of the date hereof and as of January 1, 2025, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by any Company Entity affecting any of its properties or assets; or (ii) against or by any Company Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof and as of January 1, 2025, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            Except as set forth in Section 3.17 of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity or any of its properties or assets. Each Company Entity is in compliance with the terms of each Governmental Order set forth in Section 3.17 of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of such Governmental Order.

Section 3.18.         Compliance With Laws; Permits.

(a)            Except as set forth in Section 3.18(a) of the Disclosure Schedules and with respect to Federal Cannabis Laws, each Company Entity has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)            Each Company Entity is in compliance in all material respects with all applicable state and local Laws, and, other than Federal Cannabis Laws, Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale and possession of cannabis or medical marijuana. No Company Entity imports or exports cannabis products from or to any foreign country.

(c)            All Permits required for any Company Entity to conduct its business as presently conducted have been obtained by it and are valid and in full force and effect.

(d)            All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(d) of the Disclosure Schedules lists all current Permits issued to any Company Entity, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 3.18(d) of the Disclosure Schedules, no event has occurred, or failed to occur, that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, surrender or limitation of any Permit set forth in Section 3.18(d) of the Disclosure Schedules.

Section 3.19.         Environmental Matters.

(a)            Except as set forth in Section 3.19(a) of the Disclosure Schedules, each Company Entity is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)            Each Company Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company Entity as presently conducted and all such Environmental Permits are in full force and effect and shall be maintained by the Company Entity through the Closing Date in accordance with Environmental Law, and, to the Company’s Knowledge, no condition, event or circumstance exists with respect to any Company Entity, or its business or operations as presently conducted, that constitutes a material violation of any Environmental Permit.

(c)            No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)            There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Entities, or, by any Company Entity with respect to any real property currently owned, operated or leased by the Company, or, to the Company’s Knowledge, formerly owned, operated or leased by any Company Entity, and no Company Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company Entities (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(e)            Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks for Hazardous Materials owned or operated by any Company Entity.

(f)            Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Company Entity and any predecessors as to which any Company Entity may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA or any similar state list, and no Company Entity has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by any Company Entity.

(g)            No Company Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)            The Company Entities have provided or otherwise made available to Parent and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Company Entity or any currently or formerly owned, operated or leased real property which are in the possession or control of any Company Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)            To the Company’s Knowledge, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials exists that could reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Company Entity as currently carried out.

(j)            No Company Entity possesses, and is not entitled to, any Environmental Attributes.

Section 3.20.         Employee Benefit Matters.

(a)            Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company Entity for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Company Entity or any spouse or dependent of such individual, or under which any Company Entity or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)            With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, if any; (viii) the most recent nondiscrimination tests performed under the Code, if any; and (ix) copies of any material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)            Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, no event or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No event or circumstance has occurred with respect to any Benefit Plan that has subjected or, to the Company’s Knowledge, could reasonably be expected to subject any Company Entity or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and the Historical Accounting Principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with the Historical Accounting Principles.

(d)            Neither any Company Entity nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plan; (ii) failed to timely pay any premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)            With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan. Neither any Company Entity nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied.

(f)            Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. No Company Entity has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)            Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither any Company Entity nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)            There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)             There has been no amendment to, announcement by any Company Entity or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis and other than increases to expenses to provide of maintain a Benefit Plan incurred in the Ordinary Course of Business) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither any Company Entity nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j)             Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Company Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)            Each individual who is classified by a Company Entity as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)            Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) entitle any current or former director, officer, employee, independent contractor or consultant of any Company Entity to severance pay or any other payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual. Except as set forth in Section 3.20(l) of the Disclosure Schedules neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) limit or restrict the right of any Company Entity to merge, amend or terminate any Benefit Plan; (ii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21.         Employment Matters.

(a)            Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of each Company Entity, or independent contractors or consultants regularly engaged in the business or operations of the Company Entities, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of each Company Entity for services performed on or prior to the date hereof have been paid in full (or, as of the Closing Date, will be included as Current Liabilities in the estimated Closing Working Capital). Except as set forth in Section 3.21(a) of the Disclosure Schedules, there are no outstanding agreements, understandings or commitments of each Company Entity with respect to any increases to compensation, commissions, bonuses or fees payable to employees, independent contractors or consultants of the Company Entity for services performed after Closing, except as provided in the Benefit Plans or in the Ordinary Course of Business.

(b)            No Company Entity is, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of any Company Entity, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company Entity or any of its employees. No Company Entity has a duty to bargain with any Union.

(c)            Except as set forth in Section 3.21(c) of the Disclosure Schedules, each Company Entity is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company Entity, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company Entities as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Company Entity is and has been in compliance in all material respects with all applicable immigration laws, including Form I-9 requirements. Except as set forth in Section 3.21(c), there are no, and in the past three years there have not been any, Actions against any Company Entity pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any Company Entity, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

(d)            Each Company Entity has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)            Except as set forth on Section 3.21(e) of the Disclosure Schedules, the Company Entities have not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and, to the Knowledge of Company Entities, no such investigation is in progress.

(f)             Except as set forth on Section 3.21(f) of the Disclosure Schedules, no executive officer of any Company Entity has, or has notified the Company of his or her intent to, (i) terminate his or her employment or service with the Company, (ii) terminate his or her employment or service upon the consummation of the transactions contemplated by this Agreement, or (iii) demand additional compensation in connection with, or upon the consummation of, the transactions contemplated by this Agreement.

Section 3.22.         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)            All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed with the appropriate taxing authorities. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely and properly paid.

(b)            Each Company Entity has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Stockholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)            No claim has been made in writing by any taxing authority in any jurisdiction where any Company Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)            Except as set forth on Section 3.22(d) of the Disclosure Schedules, no waiver, extension or comparable consent given by the Company Entities regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending, in each case other than as a result of automatic, six-month extensions granted in connection with the filing of an originally-filed Tax Return.

(e)            The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Company Entities’ Liability of unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)             Except as set forth on Section 3.22(f) of the Disclosure Schedules, no deficiency for, or request for information relating to, any Taxes has been proposed, asserted or assessed against any Company Entity in writing that has not been fully resolved.

(g)            Except as set forth on Section 3.22(g) of the Disclosure Schedules, there is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any of the Company Entities, nor has there been any written notice to any of the Company Entities by any taxing authority regarding any such potential or threatened Tax audit or other proceeding.

(h)            The Company has made available or will make available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Company Entity for all Tax periods ending after December 31, 2021.

(i)             There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company Entity.

(j)             No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, except pursuant to the limited liability company agreements, operating agreements, partnership agreements or similar documents of any Existing Investments.

(k)            No Company Entity has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might affect the amount of Tax due from any of the Company Entities after the Closing Date. Other than powers of attorney executed by the Company Entities in the Ordinary Course of Business for the purposes of filing Tax Returns and responding to inquiries related thereto, all of which may be terminated after the Closing, no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Company Entities that will remain in effect at the Closing.

(l)            No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than any such group of which the Company is the common parent). No Company Entity has any Liability for Taxes of any Person (other than another Company Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by contract.

(m)            No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)            any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Laws relating to Taxes), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)          a prepaid amount received on or before the Closing Date outside of the Ordinary Course of Business; or

(iv)          any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(n)            No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o)            No Company Entity is, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(p)            The Company is, and has been at all times since January 1, 2020, treated as a C corporation for U.S. federal income tax purposes. Neither the Company, nor any Company Entity, has ever been or has filed any Tax Return as an S corporation (within the meaning of Sections 1361 and 1362 of the Code) or as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code).

(q)            To the Company’s Knowledge, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.23.         Books and Records. The minute books of the Company Entities, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company Entities contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board, any committees of the Company Board, and any boards of directors or equivalent governing body, any committees thereof and the equity holders of each other Company Entity, as applicable. The stock record books of the Company Entities, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company Entities.

Section 3.24.         Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no executive officer or director of any Company Entity or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon any Company Entity or any of its assets, rights or properties or has any interest in any property owned by any Company Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25.         Brokers. Except for TrueRise, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Company Entity.

Section 3.26.         Securities Law Matters. The Company (and any other Company Entity) is not required to register any securities with the SEC under the Exchange Act or file reports with the SEC pursuant to Section 12(g) or Section 12(b) of the Exchange Act, is not in default under applicable Securities Laws, and the Company has complied in all material respects with applicable Securities Laws. No Company Entity is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.27.         Stockholder Sophistication. Each Stockholder is a “sophisticated purchaser”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits and risks of its investment in the Parent Shares and is able to bear the economic risk of loss of its investment in the Parent Shares.

Section 3.28.         No Other Representations and Warranties. The representations and warranties made by the Company contained in this Article III constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its business or operations, or (b) as to the accuracy or completeness of any information regarding the Company Entities furnished or made available to Parent, Merger Sub or their representatives) are specifically disclaimed by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules or as contemplated by Section 5.17(b), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01.         Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and (subject to obtaining the Exchange Approval and subject to obtaining the Parent Shareholder Approval) perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, except with respect to the impact of any Federal Cannabis Laws. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, subject to obtaining the Parent Shareholder Approval, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

Section 4.02.         No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the notice of articles and articles or articles of incorporation, and by-laws, as applicable, or other organizational documents of Parent or Merger Sub; (b) subject to Parent’s prior delivery and receipt of notices and approvals required by the Parent Cannabis Laws and the Nevada Cannabis Laws, and the approval by the shareholders of Parent and the Exchange Approval, and assuming all Stockholders qualify for a valid exemption under applicable Securities Laws with respect to receipt of any Parent Shares, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub (except for Federal Cannabis Laws); or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. The Parent Board, by resolutions duly adopted by unanimous written consent of the Parent Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of Parent Shares, are fair to, and in the best interests of, the shareholders of Parent, (ii) approved and declared advisable the transactions contemplated by this Agreement, including the issuance of Parent Shares, (iii) directed that the transactions contained in this Agreement be submitted to the shareholders of the Parent entitled to vote thereon for adoption as required by the policies of the Exchange, and (iv) resolved to recommend that the shareholders of the Parent entitled to vote thereon adopt the Parent Resolution set forth in this Agreement (collectively, the “Parent Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent. Other than notice and approvals required by the Parent Cannabis Laws and the Nevada Cannabis Laws, and the approval by the shareholders of Parent and the Exchange Approval, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of Nevada and such filings and approvals as may be required under the HSR Act and under Securities Laws.

Section 4.03.         No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04.         Brokers. Except for Moelis & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05.         Solvency. Parent and Merger Sub are solvent as of the date of this Agreement and, Parent, Merger Sub, and their subsidiaries and Affiliates (excluding the Company) will, immediately prior to Closing but after giving effect to the transactions contemplated by this Agreement (and assuming the accuracy of the representations and warranties in Article III), and taking into account all other amounts required to be paid, borrowed or refinanced in connection with the transactions contemplated by this Agreement and all related fees and expenses, be solvent.

Section 4.06.         Legal Proceedings. Except as disclosed in Section 4.06 of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that (i) materially affect any of their properties or assets, or (ii) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to Parent’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07.         Capitalization.

(a)            As of the close of business on November 25, 2024, the issued and outstanding share capital of Parent consists of (i) 200,464,196 Parent Shares, (ii) 298,314 Parent Multiple Voting Shares, and (iii) nil super voting shares. In addition, as of the close of business on November 25, 2024, an aggregate of 36,648,077 Parent Shares are issuable upon the exercise of outstanding equity award options and 19,134,522 Parent Shares are issuable upon the exercise of outstanding warrants to purchase Parent Shares.

(b)            The Parent Shares issuable to Stockholders pursuant to this Agreement will, when issued, (i) be duly authorized, validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights created by statute, the articles of incorporation, by-laws or other organizational documents of Parent, or any agreement to which Parent is a party; (iii) except as set forth on Section 4.07(b) of the Disclosure Schedules, be free of any Encumbrances created by Parent in respect thereof; (iv) be issued in compliance with applicable Laws, and (v) except as otherwise contemplated hereby, entitle the holder thereof to all of the same special rights and restrictions accorded to holders of the Parent Shares in the notice of articles, articles and other organizational documents of Parent.

Section 4.08.         Financial Statements.

(a)            Complete copies of Parent’s unaudited financial statements consisting of the balance sheet of Parent as of September 30, 2024 and the related statements of income and retained earnings for the three and nine-month periods then ended (the “Parent Financial Statements”) have been made available via public filing on sec.gov. The Parent Financial Statements fairly present, in all material respects, the financial position of Parent as of the date thereof and the results of the operations of Parent for the periods indicated thereby, subject to normal and recurring year-end adjustments and the absence of notes.

(b)            Neither Parent, nor Merger Sub, has any material Liabilities, except (a) those which are reflected or reserved against in the Parent Financial Statements, or the audited financial statements consisting of the balance sheet of Parent, and the related statements of income and retained earnings, including any footnotes thereto, made available via public filing on as of November 13, 2024, and which are accessible at www.sec.gov, (b) those which are incurred in the Ordinary Course of Business since the date of the Parent Financial Statements, (c) those in connection with or contemplated by this Agreement, and (d) as disclosed in Section 4.08(b) of the Disclosure Schedules.

Section 4.09.         Absence of Certain Changes, Events and Conditions. Since the date of the Parent Financial Statements, except as set forth on Section 4.09 of the Disclosure Schedules, in connection with the execution and delivery of this Agreement and the other documents and agreements entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby, the business of Parent and each of its subsidiaries has been conducted in the Ordinary Course of Business and there has not been or occurred any event, condition, change, or effect that has resulted in a Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10.         Compliance With Laws. Each of Parent and Merger Sub has complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets except as would not have a Parent Material Adverse Effect.

Section 4.11.         Securities Law Matters.

(a)            Parent is a “reporting issuer” or the equivalent thereof and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the provinces of British Columbia, Alberta and Ontario. Parent files reports with the SEC pursuant to Section 12(g) of the Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of Parent and, to the Knowledge of Parent, no inquiry or investigation (formal or informal) of Parent or the public disclosure record of the Parent by any Securities Authority or the SEC, is in effect or ongoing or, to the Knowledge of Parent, is threatened or expected to be implemented or undertaken. Parent has not taken any action to cease to be a reporting issuer in any such province or to deregister the Parent Shares under the Exchange Act, nor has Parent received notification from any Canadian Securities Regulators seeking to revoke the reporting issuer status of Parent or from the SEC seeking to deregister the Parent Shares under the Exchange Act. The Parent Shares are listed and posted for trading on the Exchange. Parent is in compliance with applicable requirements of the Exchange, except where noncompliance would not result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Merger. Merger Sub is not a reporting issuer (or its equivalent) in any jurisdiction.

(b)            Parent has timely filed or furnished all material filings required to be filed or furnished by Parent with any Governmental Authority in accordance with applicable Securities Laws or the requirements of the Exchange prior to the date of this Agreement. Each of such material filings has complied as filed in all material respects with applicable Laws as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing).

(c)            As of the date of this Agreement, Parent has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Canadian Securities Regulators or the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Canadian Securities Regulators or the SEC with respect to any of filings by Parent and, to Parent’s Knowledge, none of Parent, Merger Sub or any filing by Parent is the subject of an ongoing audit, review, comment or investigation by any Canadian Securities Regulators, the SEC or other Governmental Authority.

Section 4.12.         Taxes.

(a)            Parent is presently, and upon the Closing will be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

(b)            Parent has not taken and shall not take (or cause to be taken) any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.13.         No Other Representations and Warranties. The representations and warranties made by Parent and Merger Sub contained in this Article IV constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the transactions contemplated hereby, and the Company and each Stockholder understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of Parent and Merger Sub or its business or operations, or (b) as to the accuracy or completeness of any information regarding Parent and Merger Sub furnished or made available to the Company, Stockholders or their representatives) are specifically disclaimed by Parent and Merger Sub.

Section 4.14.         Acknowledgement and Representations by Parent. Parent acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company Entities, and (b) has been furnished with or given full access to all information about the Company Entities and their respective businesses and operations as Parent and its representatives and advisors have requested. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and Parent acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto (including, for avoidance of doubt, any Ancillary Documents), neither the Company nor any other Company Entity nor any of their respective directors, officers, managers, members, employees, affiliates, stockholders, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its respective agents, representatives, lenders or affiliates prior to the execution of this Agreement, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Company Entity heretofore or hereafter delivered to or made available to Parent or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE V
COVENANTS

Section 5.01.         Reasonable Commercial Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date (but subject to Section 5.08):

(a)            Each party will cooperate with the other parties and use its commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the Ancillary Documents and applicable Law to consummate and make effective the Merger as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Merger (including the expiration or termination of any applicable waiting period under the HSR Act) and (iii) execute and deliver such documents, certificates and other papers as a party may reasonably request to evidence the other party’s satisfaction of its obligations hereunder.

(b)            Without limiting the forgoing, the parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) cooperate in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c)            Each party will keep the other party reasonably apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party will without limitation: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any Ancillary Document and the Merger and (iv) furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

Section 5.02.         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the business of the Company Entities in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Entities and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Entities. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)            preserve and maintain all Permits;

(b)            pay debts, Taxes and other obligations when due, except as may be contested by the Company in good faith;

(c)            maintain the properties and assets owned, operated or used in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)            continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)            defend and protect their properties and assets from infringement or usurpation;

(f)             perform all of their obligations, in all material respects, under all Contracts relating to or affecting its properties, assets or business, except such obligations as may be contested in good faith by the Company;

(g)            maintain its books and records in accordance with past practice;

(h)            comply in all material respects with all applicable Laws; and

(i)             not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 (as if set forth herein) to occur.

Section 5.03.         Access to Information. From the date hereof until the Closing, the Company shall (i) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company Entities; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company Entities as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company Entities to cooperate with Parent in its investigation of the Company Entities. Without limiting the foregoing, the Company shall permit Parent and its Representatives to conduct non-intrusive environmental due diligence on the Company Entities and the Real Property. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Entities. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company Entities in this Agreement.

Section 5.04.         No Solicitation of Other Bids.

(a)            The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Entity; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company Entity’s properties or assets.

(b)            In addition to the other obligations under this Section 5.04, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by any Company Entity or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)            The Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.05.         Stockholders Consent.

(a)            Promptly, and in any event within ten (10) Business Days following the execution and delivery of this Agreement, the Company shall deliver to Parent, in a form reasonably acceptable to Parent, the Requisite Company Vote pursuant to a written consent of a majority of the Stockholders (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation.

(b)            Promptly following, but in no event than five (5) Business Days after, delivery to Parent of the Written Consent pursuant to subsection (a) above, the Company shall prepare and provide to Parent for its review a notice (the “Stockholder Notice”), in accordance with applicable Law and the Company Charter Documents, to every Stockholder that did not execute the Written Consent. The Company shall mail such Stockholder Notice to each such Stockholder within two (2) Business Days following approval thereof by Parent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the Nevada Act and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the Nevada Act and the bylaws of the Company, (iii) notify such Stockholders of their dissent and appraisal rights pursuant to the Nevada Act, and include the other items required by the Nevada Act and (iv) request that each such Stockholder execute the Written Consent and waive any dissent and appraisal rights pursuant to the Nevada Act. The Stockholder Notice shall include therewith a form for demanding payment, a copy of the applicable provisions of the Nevada Act and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the period during which a Stockholder must demand appraisal of such Stockholder’s Shares, which period may not be less than 30 nor more than 60 days after the date the Stockholder Notice is delivered, as contemplated by the Nevada Act. All materials submitted to the Stockholders in accordance with this Section 5.05(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.06.         Notice of Certain Events.

(a)            From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv)          any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Company Entity that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)            Parent’s receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.07.         Resignations. Unless otherwise requested by Parent, the Company shall deliver to Parent written resignations, effective as of the Closing Date, of the Resigning Executives and directors of the Company.

Section 5.08.         Governmental Approvals and Consents.

(a)            Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, in each case, for the performance of its obligations pursuant to this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b)            Each of the Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 3.03 and Section 4.02 of the Disclosure Schedules.

(c)            Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and (iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, have such Governmental Order vacated or lifted.

(d)            Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, any Company Entity, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on Parent and its Affiliates or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09.         Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Disclosure Schedules and provided to Parent prior to the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period that would be covered thereunder, until the final disposition of such proceeding or claim.

(b)            For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) (each, a “D&O Claim”), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines related to or arising under any such D&O Claim as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent.

(c)            Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)            The obligations of Parent and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e)            In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10.         Public Announcements. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel) or otherwise permitted by this Agreement, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that no separate approval will be required in respect of any press release or public announcement to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement. Notwithstanding anything herein to the contrary, following Closing and after the initial press release, the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.11.         HSR Act. Without limiting the generality of anything contained in Section 5.01, each party agrees to: (a) within 10 Business Days after the execution of this Agreement, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the Merger, (b) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice and (c) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.11 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent will be entitled to devise the strategy for all filings and communications in connection with any filing pursuant to the HSR Act or other applicable competition Law, and otherwise to direct the antitrust defense of the Merger, or negotiations with, any Governmental Authority or other third party relating to the Merger or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.11, provided that Parent will consult and cooperate with the Company, and consider in good faith the views of the Company, in connection with any such antitrust defense. The Company will use commercially reasonable efforts to provide full and effective support of Parent in all such negotiations and other discussions or actions to the extent requested by Parent. The Company will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling of any matters contemplated by this Section 5.11, except as specifically requested by or agreed with Parent. The Company will not commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of Parent. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority, then the parties will substantially comply with any such request at the earliest practicable date.

Section 5.12.         CCB and Regulatory Consents. Without limiting the generality of Section 5.01, the parties hereto (other than the Stockholder Representative) shall cooperate and collectively use commercially reasonable efforts to promptly obtain and receive the findings, approvals and consents of the Nevada Cannabis Compliance Board (the “CCB”), necessary for the transfer of the ownership interests in the Company as required due to certain Company Entities’ ownership of the Cannabis Licenses issued to such Company Entity by the CCB, pursuant to Title 56 of the Nevada Revised Statutes (the “State Licenses”), as required by Title 56 of the Nevada Revised Statutes and Regulation 5 of the Regulations of the Nevada Cannabis Compliance Board (“NCCR”) in connection with the consummation of the Merger as contemplated hereby (the “CCB Consent”), and shall cooperate to submit all necessary applications, forms, supporting documents, background checks, investigations, interviews, and the like to the CCB, and any county, municipal and other local Governmental Authorities, in accordance with Title 56 of the Nevada Revised Statutes, NCCR 5, and any county, municipal and other local Laws (collectively, “Nevada Cannabis Laws”).

Section 5.13.         Termination of Equity Incentive Plan. On or prior to the Closing, the Company shall terminate the Deep Roots Holdings, Inc., 2024 Equity Incentive Plan, dated May 15, 2024 (the “Company Incentive Plan”).

Section 5.14.         Preparation of Proxy Statement/Circular; Parent Shareholder Approval.

(a)            As promptly as reasonably practicable following the date hereof, Parent shall prepare (and the Company will reasonably cooperate with Parent in preparing) a management information circular, which will also constitute the proxy statement containing the information specified in Schedule 14A under the Exchange Act relating to the matters to be submitted to the shareholders of Parent at the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Circular”) in compliance with all applicable Laws and in accordance with Exchange policies and Parent shall file, in all jurisdictions where the same is required to be filed, including with the Exchange (and including any preliminary filings with the SEC required to be made in accordance with applicable Laws) such Proxy Statement/Circular in accordance with applicable Laws. Parent shall use reasonable best efforts to have the preliminary Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable. As promptly as practicable after such clearance and other required approvals therefor, Parent shall cause the Proxy Statement/Circular and other documentation required in connection with the Parent Shareholder Meeting to be mailed or otherwise distributed to such Persons as required by applicable Laws. The Proxy Statement/Circular shall include the Parent Board Recommendation and a statement that each director and senior officer of Parent intends to vote all of their Parent Shares and, as may be applicable, any other Parent Shares in favor of the Parent Resolution and any other resolution presented at the Parent Shareholder Meeting required to give effect to this Agreement and the Merger.

(b)            Each party shall promptly advise the other party after receipt thereof of any comments (written or oral) received by such party with respect to the Proxy Statement/Circular received from the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff for amendments or supplements to the Proxy Statement/Circular or for additional information and shall supply each other with copies of all material correspondence between it or any of its Representatives, on the one hand, and the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff, on the other hand, with respect to the Proxy Statement/Circular. Each party shall use reasonable best efforts to respond promptly to any comments of the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff with respect to the Proxy Statement/Circular; provided, that each party will provide the other party with a reasonable opportunity to participate in preparing any proposed response by such party to any such comments.

(c)            Parent shall use its reasonable best efforts to ensure that the Proxy Statement/Circular complies in all material respects with applicable Laws, the rules and regulations of the SEC and Canadian Securities Regulators or any other Governmental Authority applicable thereto, and the rules and regulations of the Exchange, and each party shall make available to the other party such information as is reasonably necessary to comply therewith, including with respect to the preparation and inclusion of any required pro forma or audited financial information.

(d)            If, at any time prior to the Parent Shareholder Meeting, any information relating to any of the Parties or their respective Affiliates, officers or directors is discovered by any party, and either party reasonably believes that such information is required to be or should be set forth in an amendment or supplement to the Proxy Statement/Circular so that the Proxy Statement/Circular would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law or the rules and regulations of the SEC or any relevant Canadian Securities Regulators, an appropriate amendment or supplement describing such information, Parent shall cause to be promptly filed with the SEC and Canadian Securities Regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the shareholders of Parent, provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party or otherwise affect the remedies available hereunder to any party.

(e)            Parent shall use commercially reasonable efforts to obtain approval of the Exchange, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals and the Company shall provide such assistance as may be reasonably required in connection therewith. Upon reasonable request of Parent, the Company will cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the SEC or the Exchange to complete and deliver such forms in a timely manner.

(f)             Parent shall keep the Company reasonably apprised of the status of obtaining the approvals of the Exchange, SEC and Canadian Securities Regulators, and of filings with the Exchange, SEC and Canadian Securities Regulators related to, and the date and status of, the Parent Shareholder Meeting.

(g)            Subject to the terms of this Agreement, following the date on which the SEC clears the Proxy Statement/Circular, Parent shall give notice of, convene and conduct a special meeting of shareholders of Parent to be called and held for, among other things, the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) in accordance with Parent’s notice of articles and articles, Exchange policies and applicable Securities Laws as soon as reasonably practicable. Thereafter, subject to the terms of this Agreement, Parent shall use reasonable best efforts to solicit proxies in favor of the Parent Shareholder Approval and against any resolution submitted by a shareholder of Parent that is inconsistent with the Parent Resolution and the completion of the transactions contemplated by this Agreement and take all other actions reasonably necessary to obtain the Parent Shareholder Approval and all other matters to be brought before the Parent Shareholder Meeting intended to facilitate and complete the transactions contemplated by this Agreement.

(h)            Notwithstanding the foregoing, the shareholders of Parent may authorize and approve the Parent Shareholder Approval by written consent in lieu of holding the Parent Shareholder Meeting in accordance with the rules and policies of the Exchange; however, should Parent obtain approval of the Parent Shareholder Approval by written consent of fewer than all shareholders entitled to vote on the Parent Shareholder Approval, Parent shall comply with applicable Securities Laws requiring the preparation and filing of an information statement related to the approval of the Parent Shareholder Approval, including any requirement to file a preliminary information statement related to the approval of the Parent Shareholder Approval.

(i)            Without limitation of any of the foregoing, the Company shall cooperate with Parent as reasonably required for Parent to comply with its obligations under this Section 5.14, including by providing all necessary information in connection with obtaining the Parent Shareholder Approval. Notwithstanding anything to the contrary and for the avoidance of doubt, for purposes of this Section 5.14, the terms “party” and “parties” shall not include the Stockholder Representative.

Section 5.15.         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16.         Takeover Statutes. If any state antitakeover statute, “moratorium,” “control share acquisition,” “business combination,” “fair price” or similar statute or regulation (collectively, “Takeover Laws”) is or may become applicable to the transactions contemplated by this Agreement, the Company and its Affiliates shall use reasonable best efforts to (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any Takeover Laws on the transactions contemplated hereby.

Section 5.17.         Disclosure Schedules Updates.

(a)            Without limiting Section 5.06, from and after the date of this Agreement until the Closing Date, the Company may prepare and deliver to Parent supplements and/or amendments to the Disclosure Schedules (which may contain additional disclosures that are not in existence as of the date hereof relating to any of the provisions contained in Article III, such supplement, amendment or new Disclosure Schedule being referred to as a “Company Update”), with respect to matters (i) first arising or of which the Company first obtains knowledge after the date hereof, and (ii) which were not included in the Disclosure Schedules as of the date hereof, but were matters in the Ordinary Course of Business and are in an aggregate amount for all such Company Updates pursuant to this subsection (ii) not in excess of $150,000, and each such Company Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 8.02(a); provided that a Company Update pursuant to subsection (ii) above shall be deemed to be an amendment to this Agreement for purposes of the conditions set forth in Section 8.02(a); provided further that, in the event that the disclosure of the facts, circumstances and events included in such Company Update relate to a fact, circumstance or event having (or which could reasonably have) an adverse effect on the Company Entities, or their business or operations, with respect to matters updated pursuant to subsection (i) above, in an aggregate amount in excess of $500,000 for all Company Updates, such Company Update shall not be deemed to be an amendment to this Agreement. Without limiting the foregoing, the Company shall use commercially reasonable efforts to provide prior to the Closing a schedule of the powers of attorney with respect to Taxes described in Section 3.22(k) that will remain in effect at the Closing.

(b)            From and after the date of this Agreement until the Closing Date, Parent may prepare and deliver to the Company supplements and/or amendments to the Disclosure Schedules (which may contain additional disclosures that are not in existence as of the date hereof relating to any of the provisions contained in Article IV, such supplement, amendment or new Disclosure Schedule being referred to as a “Parent Update”), with respect to matters (i) first arising or of which Parent first obtains knowledge after the date hereof, and (ii) which were not included in the Disclosure Schedules as of the date hereof, but were matters in the Ordinary Course of Business and are in an aggregate amount for all such Parent Updates pursuant to this subsection (ii) not in excess of $150,000, and each such Parent Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 8.03(a); provided that a Parent Update pursuant to subsection (ii) above shall be deemed to be an amendment to this Agreement for purposes of the conditions set forth in Section 8.03(a); provided further that, in the event that the disclosure of the facts, circumstances and events included in such Parent Update relate to a fact, circumstance or event having (or which could reasonably have) an adverse effect on Parent or Merger Sub, or their business or operations, with respect to matters updated pursuant to subsection (i) above, in an aggregate amount in excess of $500,000 for all Parent Updates, such Parent Update shall not be deemed to be an amendment to this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01.         Tax Covenants and Transfer Taxes.

(a)            Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), and except as set forth on Section 6.01 of the Disclosure Schedules, prior to the Closing, the Company Entities shall not make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period, in each case, outside the Ordinary Course of Business and without departure from the Company’s (or the applicable Company Entity’s) historic practices and except as required by applicable Law.

(b)            All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, shall be borne and paid equally by Parent or the Surviving Corporation, on the one hand, and the Stockholders (in accordance with their Pro Rata Shares), on the other hand, when due. The Company and Stockholders shall reasonably cooperate with Parent in connection with the filing of any Tax Returns with respect thereto as necessary.

Section 6.02.         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company Entities shall be terminated as of the Closing Date. After such date none of the Company Entities nor any of their Representatives shall have any further rights or liabilities thereunder.

Section 6.03.         Tax Indemnification. Subject to Section 9.04(c) and excluding all Excluded Taxes, Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against (a) all Taxes required to be withheld by the Company as a result of the distributions or other payments contemplated by Section 2.02(b) hereof; (b)all Taxes of any Company Entity for all Pre-Closing Tax Periods (including any income Taxes attributable to 280E which are, in the aggregate, in excess of the 280E Tax Reserve without duplication thereof, but subject, without duplication, to Section 6.10); (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which such Company Entity (or any predecessor of such Company Entity) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any person imposed on any Company Entity arising under the principles of transferee or successor liability or by contract, in each case relating to an event or transaction occurring before the Closing Date; and (e) all Taxes resulting from the Company’s failure to deliver the certificate and required notice, properly completed and executed, as contemplated by Section 2.03(a)(vi) hereof (collectively, “Indemnified Taxes”). In each of the above cases, the term “Taxes” shall include Losses arising from or relating to such Taxes including, without limitation, the non-payment thereof. Further, in each of the above cases, at the election of the Stockholder Representative for and on behalf of the Stockholders, within ten (10) Business Days after payment of such Indemnified Taxes by Parent or its Affiliates, Stockholder Representative shall either: (A) direct Parent or the Surviving Corporation to release to Parent, from the Stockholder Representative Expense Fund, an amount of cash equal to such Indemnified Taxes that are the responsibility of the Stockholders pursuant to this Section 6.03, with any excess of the amount of Indemnified Taxes over the amount of such release from the Stockholder Representative Expense Fund to be paid, at the election of Stockholder Representative, by (I) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of the excess Indemnified Taxes, divided by (2) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P., or (II) Stockholders to Parent in cash in immediately available funds in the amount of their respective Pro Rata Shares thereof, severally and not jointly; or (B) direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) in an amount of such Indemnified Taxes equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such Indemnified Taxes, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.; provided, that (i) if the Stockholder Representative elects cash payment under the foregoing clause (A)(II), and any Stockholder does not pay any such excess Indemnified Taxes owed pursuant thereto within 30 days thereafter, such Stockholder shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (A)(I) (or if the Escrow Shares are not sufficient, in accordance with the following clause (ii)), and (ii) in the event the Stockholder Representative chooses settlement in Escrow Shares pursuant to the foregoing clauses (A)(I) or (B) but the amount of Indemnified Taxes (or amount of excess Indemnified Taxes, in the case of the foregoing clause (A)(I)) are in excess of the Escrow Shares, the Stockholders shall transfer to Parent a number of Parent Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess Indemnified Taxes, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly. Notwithstanding the foregoing, any claim for indemnification by the Parent Indemnitees pursuant to Section 6.03 for Indemnified Taxes, Section 9.02(a) for any breach of a representation contained in Section 3.22, or Section 9.02(b) for any breach of a covenant, undertaking, agreement or obligation contained in this Article VI, in each case, other than those arising out of or related to 280E for Pre-Closing Tax Periods, to the extent asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the applicable expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.04.         Tax Returns.

(a)            The Company Entities shall prepare and timely file, or cause to be prepared and timely filed, at the Company Entities’ expense, all Tax Returns required to be filed by the Company Entities that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are shown as due and payable on such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law). The Company Entities shall submit to Parent any income Tax Return (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for Parent’s review and comment, and the Company Entities shall consider in good faith such changes as are reasonably requested by Parent.

(b)            For U.S. federal and applicable state and local income tax purposes, as a result of the Merger, the taxable year of the Company shall end on the Closing Date and the Company shall become a member of the consolidated group of which Parent is the common parent beginning on the date following the Closing Date. Parent shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Entities that are due after the Closing Date with respect to a Pre-Closing Tax Periods. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law, except Parent shall file all such income Tax Returns in a manner consistent with the Company Entities’ position with respect to the inapplicability of 280E to such Company Entities as provided on the Company’s amended federal income Tax Returns for taxable years 2020 through 2023; provided that Parent shall not be obligated to file such income Tax Returns in such manner if, after the date of this Agreement, there is a subsequent change in applicable Tax law or regulation or the interpretation thereof by official IRS guidance, or a judicial decision published by a United States federal court, including the United States Tax Court (for the avoidance of doubt, disregarding any dicta or footnotes in any such decision), in each case, that materially and adversely affects the basis for such position), and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for Stockholder Representative’s review and comment. Parent shall consider Stockholder Representative’s comments in good faith. The parties agree to treat any Transaction Tax Deductions as deductible in the Pre-Closing Tax Period ending on the Closing Date to the extent supported by a “more likely than not” or higher reporting basis. The Parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Parent and Stockholder Representative are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.17(c)(iii)-(v). The preparation and filing of any Tax Return of the Company that does not relate in whole or in part to a Pre-Closing Tax Period shall be exclusively within the control of Parent. Within ten (10) Business Days after payment by Parent of Taxes due with respect to the filing of any such Tax Return that relates to Pre-Closing Tax Periods, Stockholder Representative shall cause to be paid and/or released to Parent the amount of Taxes shown as due on such Tax Return that are attributable to a Pre-Closing Tax Period (to the extent such Taxes due are not Excluded Taxes) in a manner consistent with the payment of any indemnifiable amounts owed to Parent under Section 6.03.

Section 6.05.         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Parent that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date;

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; and

(c)            in the case of Taxes attributable to an equity interest in an Existing Investment passthrough entity in which a Company Entity holds such equity interest, deemed to be the amount of such Taxes determined on a “closing of the books” basis as if the Taxable period of such passthrough entity ended as of the end of the Closing Date (provided, that if the Company is unable to require an Existing Investment entity to effect a “closing of the books” as of such time, Parent and the Stockholder Representative shall cooperate to estimate such Taxes based on the information available at such time).

Section 6.06.         Contests. Parent shall give prompt written notice to Stockholder Representative (and in all events, within thirty (30) calendar days of the receipt thereof) of the receipt of any written notice by the Surviving Corporation, Parent or any of Parent’s Affiliates (including, without limitation, the other Company Entities), which involves the assertion of any claim, or the commencement of any Action relating to Taxes in respect of which an indemnification claim may be made by any Parent Indemnitee pursuant to this Agreement (a “Tax Claim”); provided, that the failure to comply with such notice provision shall not affect Parent’s right to indemnification hereunder, except to the extent that the Stockholders are materially prejudiced thereby. Parent shall control the contest or resolution of any Tax Claim; provided, however, that (i) Parent shall provide Stockholder Representative copies of all written correspondence related to such Tax Claim and otherwise keep Stockholder Representative apprised of all material developments with respect to any Tax Claim, (ii) Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative (on behalf of the Stockholders).

Section 6.07.         Cooperation and Exchange of Information. The Company shall use its reasonable best efforts to provide Parent, prior to the Closing Date but effective as of the Closing Date, with customary representations and warranties in form and substance reasonably necessary or appropriate for Parent to comply with Section 2.21 hereof. The Stockholder Representative, the Surviving Corporation and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Surviving Corporation and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Surviving Corporation or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08.         [Reserved].

Section 6.09.         Section 280E of the Code. The parties acknowledge and agree that the Company Entities are engaged in the cannabis industry in the State of Nevada, which includes, as applicable, the businesses of operating licensed cannabis dispensaries, which includes the retail and medical sale of cannabis, and the cultivation, distribution and manufacturing of cannabis, which is currently classified as a Schedule I controlled substance under Section 812 of the Controlled Substances Act. As a result, for U.S. federal income tax purposes, the Company Entities are currently subject to Section 280E of the Code (“280E”).

Section 6.10.         Survival; Limited 280E Survival. The provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. Notwithstanding the preceding sentence or Section 9.01 to the extent related to the survival period for representations in Section 3.22, any claim for indemnification by the Parent Indemnitees pursuant to Section 6.03 for Indemnified Taxes or Section 9.02(a) for any breach of a representation contained in Section 3.22, in each case, arising out of or related to 280E for Pre-Closing Tax Periods in excess of the 280E Tax Reserve, shall be made on or prior to the date that is three (3) years from the Closing Date; provided, that any such claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to such three-year anniversary shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

Section 6.11.         Precedence. Notwithstanding anything to the contrary in this Agreement, Section 6.06 shall govern with respect to Tax Claims and, to the extent that any obligation or responsibility pursuant to Article IX may conflict with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.12.         Refunds. All refunds of Taxes of a Company Entity attributable to any Tax Return filed by or with respect to a Company Entity for a Pre-Closing Tax Period (net of any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Corporation) reasonably incurred to obtain such refund and net of any portion of such Tax refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a Post-Closing Tax Period) (a “Pre-Closing Tax Refund”), shall be the property of Stockholders. Promptly upon receipt of any Pre-Closing Tax Refund (other than a 280E Pre-Closing Tax Refund), and in no event later than ten (10) Business Days after such receipt by Parent or its Affiliates (including the Company Entities), Parent shall, at its sole option, pay the amount of such Pre-Closing Tax Refund to Stockholders in accordance with their respective Pro Rata Shares by (x) wire transfer of immediately available funds, or (y) issuance of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of the Pre-Closing Tax Refund, divided by (B) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.; provided that, for any such refund, if at the time such Pre-Closing Tax Refund would otherwise be payable to Stockholders pursuant to this Section 6.12, without limiting the applicability of any survival periods or other limitations on Stockholders’ indemnification obligations pursuant to Section 6.03 or Article IX, it has been agreed or finally adjudicated that Parent Indemnitee is entitled to indemnification for a Loss under Section 6.03 or Article IX, Parent may retain such Pre-Closing Tax Refund, or a portion thereof, in the amount of such Loss, and Stockholders’ indemnification obligations under Section 6.03 and Article IX with respect to such Loss shall be reduced by the amount of such Pre-Closing Tax Refund retained pursuant to this Section 6.12. The amount of any Pre-Closing Tax Refund arising from any 280E Liability due to Stockholders under this Section 6.12, including, without limitation, any such Pre-Closing Tax Refund arising from the Company’s filing of amended federal income Tax Returns for any Pre-Closing Period (a “280E Pre-Closing Tax Refund”), shall be retained and held by the Surviving Corporation until the expiration of the statute of limitations for an audit, review or other examination of such Tax Return underlying such 280E Pre-Closing Tax Refund by the applicable Governmental Authority (or the conclusion of any such audit, review or examination) (each, a “Refund Holding Period”), at which time the amount of such 280E Pre-Closing Tax Refund, less any 280E Liability determined to be payable in connection with such 280E Pre-Closing Tax Refund, taking into account any then-remaining 280E Tax Reserve and any other cash reserve specifically designated as being a reserve solely for unpaid Taxes (excluding the 280E Tax Reserve), or other amounts payable in connection with any such audit, review or examination (the “Net Pre-Closing Tax Refund”), shall be (a) applied to the calculation and determination of the Earnout Amount and Forfeiture Amount and permanently retained by Parent and its Affiliates, or (b) to the extent that the Earnout Amount and Forfeiture Amount have previously been calculated and determined, paid not later than ten (10) Business Days after the expiration of the Refund Holding Period, by Parent to Stockholders in accordance with their respective Pro Rata Shares of the Net Pre-Closing Tax Refund by either, at Parent’s sole option, (x) wire transfer of immediately available funds, or (y) issuance of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of the Net Pre-Closing Tax Refund, divided by (B) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.

Section 6.13.         Prohibited Actions. Without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Parent and its Affiliates (including the Surviving Corporation) shall not (i) amend any previously filed Tax Return of a Company Entity or waive or extend any statute of limitations period in respect of any Tax or Tax Return of the Company Entities for any Pre-Closing Tax Period, (ii) make or change any Tax election of a Company Entity that would have the effect of increasing Taxes owed by a Company Entity for a Pre-Closing Tax Period, (iii) initiate discussions or examinations (including any voluntary disclosure proceedings) with any taxing authority regarding Taxes or Tax Returns of the Company Entities with respect to Pre-Closing Tax Periods, or (iv) cause the Company Entities to enter into any transaction or take any action on the Closing Date outside of the Ordinary Course of Business that results in Taxes that would be borne by the Stockholders pursuant to this Agreement. Parent and its affiliates shall not make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 6.14.         Cash Limitation. Notwithstanding anything to the contrary in this Agreement, the total amount of any and all cash consideration payable by Parent to or for the benefit of the Stockholders in connection with the Merger (including, without limitation, pursuant to Sections 2.17(d), 2.19, 6.12, and any cash payments by Parent in respect of the Dissenting Shares and amounts treated as interest, if any) shall at no time exceed 19% of the fair market value of the Closing Share Payment (determined in accordance with Treasury Regulations Section 1.368-1(e)) and all other Parent Shares actually issued to the Stockholders as additional consideration in the Merger.

ARTICLE VII
[RESERVED]

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01.         Conditions to Obligations of All Parties. The obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a)            The Requisite Company Vote shall have been obtained and shall be valid and in full force and effect.

(b)            Parent Shareholder Approval shall have been obtained and shall be valid and in full force and effect.

(c)            Filings of Parent and the Company pursuant to the HSR Act if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(d)            No Governmental Authority of competent jurisdiction shall have commenced, and not terminated or withdrawn, any Action against Parent, Merger Sub or the Company for the purpose of obtaining any Governmental Order that would have the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(e)            No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, other than Federal Cannabis Laws.

(f)            Parent shall have closed an equity investment in Parent from various investors in an aggregate amount at least equal to $75 million.

(g)            The Company or Parent, as applicable, shall have received the Regulatory Consents, and Parent shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities with respect to Parent Cannabis Laws and the Nevada Cannabis Laws referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to the other party, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02.         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or Parent’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:

(a)            Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, subject to Section 5.17(a)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date shall be so true and correct as of such date). The representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and, subject to Section 5.17(a)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)            The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            The Company licenses set forth on Section 8.02(c) of the Disclosure Schedules shall each be valid and in full force and effect, with no violations having been experienced, noted or recorded, which violations have not been cured to the satisfaction of Parent in its sole discretion as of the Closing Date, and no Proceeding pending or threatened to revoke or limit such licenses on the Closing Date.

(d)            The Requisite Company Vote and Company Board Recommendation shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)            The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)            No holders of any outstanding shares of Company Stock as of immediately prior to the Effective Time shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the Nevada Act with respect to such shares of Company Stock.

(h)            The Company Entities shall have Cash in an amount not less than the Minimum Cash Amount.

(i)             The Exchange Approval shall have been received.

(j)             The Company shall have delivered to Parent (or the Exchange Agent if applicable) a Letter of Transmittal properly completed and duly executed by each Stockholder (other than any Dissenting Stockholders) with respect to all the Shares and delivered to Parent Written Consents contemplated by Section 5.5(b).

(k)            The Company Incentive Plan shall have been terminated.

(l)            The Third-Party Consents shall have been received in form and substance reasonably satisfactory to Parent, and no such consent, authorization, order and approval shall have been revoked.

Section 8.03.         Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or the Company’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:

(a)            Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.04 and Section 4.07, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, subject to Section 5.17(b)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date). The representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.04 and Section 4.07 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and, subject to Section 5.17(b)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date).

(b)            Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

(d)            From the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(e)            John Mazarakis shall have been appointed by the board of directors of Parent as, and shall be serving as of Closing as, Chief Executive Officer and Co-Executive Chairman of Parent.

(f)             Upon the closing of the transactions contemplated by this Agreement, Parent shall be, and will continue to be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

ARTICLE IX
INDEMNIFICATION

Section 9.01.         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 2.97, Section 3.04, Section 3.22, Section 3.25, Section 4.01, Section 4.02, Section 4.04, Section 4.07 and Section 4.12 (collectively, the “Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations plus 60 days, except as expressly otherwise set forth in Section 6.10. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to the survival periods specified in Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein; provided, that the covenant with respect to indemnification for Closing Indebtedness set forth in Section 9.02(g) shall survive the Closing for twenty-four (24) months. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 9.02.         Indemnification By Stockholders. From and after the Closing, subject to the other terms and conditions of this Article IX, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares, provided that, notwithstanding anything to the contrary set forth herein or in any Ancillary Document, for all breaches or defaults of any individual Stockholder’s representations, warranties, covenants or agreements, the indemnification obligations of each Stockholder to the Parent Indemnitees shall be specific to such Stockholder in breach or default of any such representations, warranties, covenants or agreements), shall indemnify and defend each of Parent and its Affiliates (including the Company Entities) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Stockholder Representative or any Stockholder pursuant to this Agreement;

(b)            any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by the Company Entities (if before or at the Closing), the Stockholder Representative (if after the Closing), or any Stockholder pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Stockholder Representative or any Stockholder pursuant to this Agreement;

(c)            any claim made by any Stockholder relating to such Person’s rights with respect to the Total Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet (and any allocations in respect thereof);

(d)            any claims of any Stockholder under the Stockholders Agreement or any claims of any Stockholder that the appointment of the Stockholder Representative, or any indemnification or other obligations of such Stockholder under this Agreement or any Ancillary Document, is or was not enforceable against such Stockholder;

(e)            any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, plus any reasonable expenses incurred by the Parent Indemnitees arising out of the exercise of such appraisal or dissenters’ rights;

(f)            any amounts paid or required to be paid by Parent or any of its Affiliates (including the Surviving Corporation) pursuant to Section 5.09; or

(g)            any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.

Section 9.03.         Indemnification By Parent. From and after the Closing, subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

(b)            any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 9.04.         Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 (and, with respect to Section 9.04(c), Section 6.03) shall be subject to the following limitations and additional provisions:

(a)            Except as set forth in Section 9.04(c), Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds an amount equal to $637,624 (the “Deductible”), in which event Stockholders shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 9.02(a) shall not exceed an amount equal to $12,752,480 (the “Cap”) (except for (i) any Losses related to any inaccuracy in or breach of any Fundamental Representations, which are subject to the limitation set forth in Section 9.04(c), and (ii) any Losses on the part of the Parent Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, which shall not be subject to the Cap).

(b)            Except as set forth in Section 9.04(c), Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Deductible, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(a) shall not exceed the Cap (except for any Losses on the part of a Stockholder Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, which shall not be subject to the Cap).

(c)            Notwithstanding anything to the contrary herein, (i) the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, (ii) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which Stockholders shall be liable pursuant to Section 9.02(a), or for which Parent shall be liable pursuant to Section 9.03(a), shall not exceed one hundred percent (100%) of the Actual Closing Merger Consideration, (iii) in no event shall the Stockholders’ liability pursuant to Article VI and this Article IX exceed the value (as if such amounts were all received as of Closing) of the Actual Closing Merger Consideration that the Stockholders actually receive, and (iv) in no event shall any Stockholder’s liability pursuant to Article VI or this Article IX exceed the value (as if such amounts were all received as of Closing) of its Pro Rata Share of the Actual Closing Merger Consideration that such Stockholder actually received.

(d)            For purposes of this Section 9.04, in determining the existence of an inaccuracy in or a breach of any representation or warranty and for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty, the amount of such Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)            Any indemnification payment required under this Article IX shall be adjusted for the amount of any Losses that are actually recovered from any insurance proceeds (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums) and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses. Each party shall use commercially reasonable efforts to assert a claim where coverage for such claim may be available pursuant to applicable existing insurance policies; provided, that neither Parent Indemnitees nor Stockholder Indemnitees will have any obligation to have any claims under such insurance policies finally resolved prior to making a claim for indemnification hereunder.

(f)            No party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any Losses with respect to Excluded Taxes or, without duplication, any amounts to the extent such amounts were treated as liabilities or were otherwise specifically taken into account in computing the Total Merger Consideration.

(g)            Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.

Section 9.05.         Indemnification Procedures. The party making a claim under this Article IX (whether Parent or, collectively, the Stockholders is referred to as the “Indemnified Party”), and the party against whom such claims are asserted under this Article IX (whether Parent or, collectively, the Stockholders is referred to as the “Indemnifying Party”). For purposes of this Section 9.05, if the Stockholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Stockholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (or a Stockholder) or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim) to the Stockholder Representative if the Third Party Claim is being made or brought against a Parent Indemnitee, and to Parent if the Third Party Claim is being made or brought against a Stockholder Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (w) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company Entities, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is not permitted to, as set forth above) assume the defense of, compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, settle and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 9.06.         Setoff. Without limiting any other provision of this Article IX or any rights of setoff or other similar rights that an Indemnified Party may have at common law, (i) Parent will have the right to set-off, withhold and deduct, in accordance with this Section 9.06, from any payment of any Earn-Out Amount due to a Stockholder hereunder, such Stockholder’s Pro Rata Share of any Losses determined, by final, non-appealable adjudication, to be owed by such Stockholder to a Parent Indemnitee pursuant to such Parent Indemnitee’s right to indemnification set forth in Article VI or this Article IX (or to which the Stockholder Representative otherwise acknowledges is agreed to as an indemnifiable Loss, and Stockholder Representative will be deemed to agree to indemnifiable Losses in respect of any Third Party Claim for which Stockholder Representative has assumed the defense as an Indemnifying Party); provided that Parent may set-off, withhold and deduct from any Earn-Out Amount any Losses or other amounts actually paid by Parent, the Surviving Corporation, or any Parent Indemnitee to (a) a D&O Indemnified Party in respect of a D&O Claim (including any payments or reimbursements in respect of any such D&O Indemnified Party’s fees or expenses in connection with any such D&O Claim) indemnifiable under Section 9.02(f) and (b) any Person in respect of any of the matters that are indemnifiable by the Stockholders as set forth in Section 9.02(c), (d) or (e), and the Stockholders and the Stockholder Representative will be deemed to accept the foregoing set-offs, withholdings, or deductions, set forth in (a) and (b) above, and no such set-off, withholding, or deduction set forth in (a) and (b) above shall be subject to any requirement to obtain a final, non-appealable adjudication (including as set forth in subsection (ii) of this sentence), in each case subject in all respects to the applicable limitations and other provisions set forth herein, including, without limitation (as applicable), Section 5.09, Article VI and this Article IX, and (ii) with respect to any matters for which the foregoing clause (i) does not apply, to the extent that a Parent Indemnitee suffers Losses or incurs any other amounts to which a Parent Indemnitee reasonably believes such Parent Indemnitee is entitled to indemnification under Article VI or this Article IX, Parent shall be entitled to submit (on behalf of the Parent Indemnitee) a notice of such good faith claim (each, a “Set-Off Claim”) thereof to Stockholder Representative. Any Set-Off Claim shall be resolved in accordance with the procedures set forth in Article VI or this Article IX, as applicable, depending on the nature of the underlying claim; provided that in the event that Parent is unable to resolve any timely objections made by the Stockholder Representative to such Set-Off Claim within thirty (30) days following the delivery of the notice of such Set-Off Claim, then Parent or the applicable Parent Indemnitee may seek judicial determination of such claim and upon a final, non-appealable determination of such Set-Off Claim (or upon agreement of the Stockholder Representative), may set-off, withhold, and deduct such finally determined Losses and other amounts against the Earn-Out Amount. For the avoidance of doubt, (a) Parent may hold back and delay the issuance and delivery of any Earn-Out Shares in respect of any Earn-Out Amount that is subject to a Set-Off Claim pending final determination thereof (or agreement of the Stockholder Representative) pursuant to subsection (ii) of the previous sentence, and (b) Parent shall issue and deliver to the applicable Stockholders any Earn-Out Shares in respect of any Earn-Out Amounts (i) that are not subject to a Set-Off Claim pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) that are subject to a Set-Off Claim that are finally determined to be issuable to such Stockholders promptly following their final determination pursuant to subsection (ii) of the previous sentence.

Section 9.07.         Payments; Recovery.

(a)            Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or such final, non-appealable adjudication by the methods set forth in Section 9.07(b)). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from the expiration of such 15 Business Day period at a rate per annum equal to the lesser of (1) the Prime Rate then in effect plus two percent (2%) per annum, or (2) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)            Without limitation of Section 9.06, any Losses determined to be payable to a Parent Indemnitee pursuant to Article IX shall be satisfied, at the election of Stockholder Representative, as follows: Stockholder Representative shall (i) direct Parent or the Surviving Corporation to release to Parent, from the Stockholder Representative Expense Fund, the amount of such Losses, with any excess of the foregoing amounts over the amount of such release from the Stockholder Representative Expense Fund to be paid, at the election of Stockholder Representative, by (A) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such amounts, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., or (B) Stockholders to Parent in cash in immediately available funds the amount of their respective Pro Rata Shares thereof, severally and not jointly, or (ii) direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of such amounts, divided by (B) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P.; provided, that (x) if the Stockholder Representative elects cash payment under the foregoing clause (i)(B), and any Stockholder does not pay any such excess amounts owed pursuant thereto within 30 days thereafter, such Stockholder shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (i)(A) (or if the Escrow Shares are not sufficient, in accordance with the following clause (y)), and (y) in the event the Stockholder Representative chooses settlement in Escrow Shares pursuant to the foregoing clause (i)(A) or (ii) but the foregoing amounts are in excess of the Escrow Shares, the Stockholders shall transfer to Parent a number of Parent Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly.

Section 9.08.         Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree to treat all payments made under this Article IX, or under any other indemnity provision contained in this Agreement, as adjustments to the Total Merger Consideration for all Tax purposes.

Section 9.09.         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.10.         Exclusive Remedies. Subject to Section 2.17, Section 2.19, Section 11.01 and Section 11.12, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, intentional misrepresentation or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article VI and this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, intentional misrepresentation or intentional misconduct.

ARTICLE X
TERMINATION

Section 10.01.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Parent;

(b)            by Parent by written notice to the Company if:

(i)            neither Parent nor Merger Sub is then in material breach of any provision of this Agreement such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02(a) or Section 8.02(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by the Company within 30 days of the Company’s receipt of written notice of such breach from Parent;

(ii)            the Closing shall not have occurred by February 28, 2026 (the “Outside Closing Date”); provided, that the right of Parent to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to Parent if Parent’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date;

(iii)          (A) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(b)(iii)), (B) Parent has given irrevocable written notice to Company that all the conditions set forth in Section 8.02 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(b)(iii)) and it is ready, willing, and able to consummate the Closing, and (C) the Company has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; or (iv)          within ten (10) Business Days following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.

(c)            by the Company by written notice to Parent if:

(i)            the Company is not then in material breach of any provision of this Agreement such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.03(a) or Section 8.03(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within 30 days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company;

(ii)            the Closing shall not have occurred by the Outside Closing Date; provided, that the right of the Company to terminate this Agreement under this Section 10.01(c)(ii) shall not be available to the Company if the Company’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date;

(iii)            (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(c)(iii)), (B) the Company has given irrevocable written notice to Parent that all the conditions set forth in Section 8.03 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(c)(iii)) and it is ready, willing, and able to consummate the Closing, and (C) Parent has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; or

(d)            by Parent or the Company if:

(i)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, or any Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal (other than Federal Cannabis Laws), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and in the case of a Governmental Order, such Governmental Order shall have become final and non-appealable; or (ii)          the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the issuance of Parent Shares pursuant to this Agreement was taken.

Section 10.02.        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this Article X, Section 5.03(b) and Article XI hereof, which shall survive such termination; and

(b)            subject to Section 10.03, nothing in this Section 10.02 shall relieve any party hereto from liability or damages to the extent such liabilities or damages were the result of Fraud, intentional misconduct or intentional breach of such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

Section 10.03.       Fees Following Termination.

(a)            If this Agreement is terminated by Parent pursuant to Section 10.01(b)(iii) or Section 10.01(b)(iv), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee, as Parent’s sole and exclusive remedy; provided that, if (i) the Company violates its obligations of confidentiality pursuant to the Confidentiality Agreement, (ii) the Company violates its obligations under Section 5.04, or (iii) the Company or Stockholders otherwise commit Fraud or intentional misconduct (provided, that for purposes thereof, “intentional misconduct”, with respect to a termination pursuant to Section 10.01(b)(iii), shall not include the failure by the Company to close as described in Section 10.01(b)(iii)), then, in addition to any Termination Fee to which Parent was otherwise entitled, Parent may also pursue all other available legal rights and remedies.

(b)            If this Agreement is terminated by the Company pursuant to Section 10.01(c)(iii), then Parent shall pay to the Company (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee as the Company’s sole and exclusive remedy; provided that, if (i) Parent violates its obligations of confidentiality pursuant to the Confidentiality Agreement or (ii) Parent otherwise commits Fraud or intentional misconduct (provided, that for purposes thereof, “intentional misconduct”, with respect to a termination pursuant to Section 10.01(c)(iii), shall not include the failure by Parent to close as described in Section 10.01(c)(iii), then, in addition to any Termination Fee to which the Company was otherwise entitled, the Company may also pursue all other available legal rights and remedies.

(c)            If this Agreement is terminated by Parent for any reason other than as set forth in Section 10.03(a) and (i) the Company violated its obligations under Section 5.04 prior to the termination of this Agreement, and (ii) the Company proceeds to enter into a definitive agreement with respect to an Acquisition Proposal (or otherwise effects a transaction with respect to an Acquisition Proposal) with a third party within fifteen (15) months of the termination of this Agreement, then the Company shall pay Parent, the Termination Fee at the earlier of the entry of the definitive agreement with respect to an Acquisition Proposal or the consummation of a transaction with respect thereto.

(d)            The parties acknowledge and hereby agree that: (i) the provisions of this Section 10.03 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement, (ii) it is difficult or impossible to quantify the damages suffered by the non-breaching party and its representatives as the result of a termination of this Agreement as set forth in this Section 10.03, (iii) the Termination Fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iv) the Termination Fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such termination. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 10.03, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit. For avoidance of doubt, if a Termination Fee is payable under Section 10.03(c), such Termination Fee shall not be a limitation of the Company’s liability with respect to Section 10.03(c).

ARTICLE XI
MISCELLANEOUS

Section 11.01.       Stockholder Representative.

(a)            By approving this Agreement and the transactions contemplated hereby, by executing and delivering a Letter of Transmittal and/or the Stockholder Consent or Written Consent or by receiving the benefits under this Agreement, including any consideration payable hereunder, each Stockholder shall be deemed to have irrevocably authorized and appointed Stockholder Representative as of the Closing as such Person’s agent, proxy, representative and attorney-in-fact to act on behalf of such Person and their successors and assigns for all purposes in connection with this Agreement and any related agreements, including to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative, in its sole judgment and as it may deem to be in the best interests of the Stockholders, pursuant to this Agreement, including, without limitation, the exercise of the power to:

(i)            give and receive notices and communications;

(ii)           direct Parent or the Surviving Corporation to deliver to Parent cash from the Stockholder Representative Expense Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or in satisfaction of claims for indemnification made by Parent or a Parent Indemnitee pursuant to Article VI and Article IX;

(iii)          agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17 and Section 2.19;

(iv)          agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent or a Parent Indemnitee pursuant to Article VI and Article IX;

(v)           litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article IX;

(vi)          execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vii)         make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(viii)        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix)          take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing or any other matters related to or arising from this Agreement or any Ancillary Document.

After the Closing, Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VI and Article IX but excluding matters regarding payment of any amounts owed directly by any Stockholder to Parent or any Parent Indemnitee) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Stockholders, or by operation of Law, whether by death or other event.

(b)            The Stockholder Representative, by its signature below, agrees to serve in the capacities described in this Section 11.01 as of the Closing. The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the holders of the Company Common Stock (the “Majority Holders”); provided, however, in no event shall Stockholder Representative be removed by the Majority Holders without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.

(c)            The Stockholder Representative shall not be liable to the Stockholders for actions taken or omitted to be taken in connection with to this Agreement or any Ancillary Document, and each Stockholder forever voluntarily releases and discharges the Stockholder Representative, its representatives, successors and assigns, from any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative in connection with this Agreement or any Ancillary Document, except to the extent such actions by the Stockholder Representative shall have been determined by a court of competent jurisdiction to have constituted Fraud or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising out of or in connection with this Agreement or any Ancillary Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the Fraud or willful misconduct of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such Fraud or willful misconduct. The Representative Losses may be recovered by the Stockholder Representative: (i) from the Stockholder Representative Expense Fund; and (ii) from any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

Section 11.02.         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company (with, in the case of the Company, such amounts to be included as Transaction Expenses) shall be equally responsible for all filing and other similar fees payable in connection with the first filing or submission under the HSR Act (thereafter, the parties agree that Parent shall be 100% responsible for all subsequent filings or submissions under the HSR Act).

Section 11.03.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and copy by other method of notice provided by this Section 11.03) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company:	Deep Roots Holdings, Inc. 195 Willis Carrier Canyon Mesquite, NV 89027 Attention: Keith Capurro, Chief Executive Officer Phone: (702) 345-2854 Email: keith.capurro@deeprootsharvest.com

with a copy to (which shall not constitute notice):	Deep Roots Holdings, Inc. 195 Willis Carrier Canyon Mesquite, NV 89027 Attention: Brian S. Pick, Chief Legal Officer Phone: (702) 345-2854 Email: brian.pick@deeprootsharvest.com

If to Stockholder Representative:	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Phone: (303) 648-4085 Email: deals@srsacquiom.com

If to Parent or Merger Sub:

Vireo Growth Inc.

209 South 9th St.

Minneapolis, Minnesota 55402

Attention: Amber Shimpa

Phone: (612) 999-1606

Email: ambershim-pa@vireohealth.com

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

2325 E. Camelback Road #300

Phoenix, Arizona 85016

Attention:     Nicole Stanton

Phone: (602) 735-2700

Email: Stanton.Nicole@dorsey.com

Section 11.04.      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05.      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06.      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07.      Entire Agreement. This Agreement and the Ancillary Documents (together with the Confidentiality Agreement) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09.      No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10.      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, the Stockholder Representative (only to the extent such amendment affects any duties, obligations, liability, or indemnities of the Stockholder Representative) and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived, if before the Closing, by the Company or, if after the Closing, by the Stockholder Representative (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

Section 11.12.       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).

Section 11.13.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14.       Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NONCOMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY A GOVERNMENTAL AUTHORITY.

Section 11.15.       Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either any state cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including, without limitation, Chapters 678A, 678B, 678C and 678D of the Nevada Revised Statutes, as amended, Nevada Cannabis Compliance Regulations (NCCR 1-14), as amended, and the rules and policies adopted by the Nevada Cannabis Compliance Board and/or any other state or local government agency with authority to regulate any cannabis operation (or proposed operation), together, the “Act”) or the guidance or instruction of the CCB and any other Governmental Authority with overlapping jurisdiction. The parties acknowledge and understand that the Act and/or the requirements of the CCB are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. Notwithstanding anything herein to the contrary, if necessary or desirable to comply with the requirements of the Act and/or the CCB, the parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the CCB, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the CCB. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the CCB to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the CCB and, to the extent permitted by the CCB, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence. Notwithstanding anything to the contrary and for the avoidance of doubt, for purposes of this Section 1.15, the terms “party” and “parties” shall not include the Stockholder Representative.

Section 11.16.       Privileged Matters.

(a)            Each of the parties hereby agrees, on its own behalf and on behalf of its directors, officers, stockholders, employees, agents and Affiliates, that McDonald Carano LLP (“Counsel”) may serve as counsel to the Stockholders, Stockholder Representative, and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any successor) may serve as counsel to Seller Group, or any director, officer, stockholder, manager, member, partner, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation. In connection with any representation of the Company expressly permitted pursuant to the prior sentence, Parent and Merger Sub hereby irrevocably waive and agree not to assert, and agree to cause the Surviving Corporation and their Affiliates to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Company, and (ii) Counsel’s representation of Seller Group prior to and after the Closing. As to any privileged attorney-client communications between Counsel and the Seller Group, Counsel and the Company, or between Counsel and the Company’s Affiliates prior to the Closing (collectively, the “Privileged Communications”), Parent, Merger Sub and the Surviving Corporation, together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

(b)            Parent and Merger Sub further agree on their behalf and, after the Closing, on behalf of the Surviving Corporation, and any of their respective Affiliates, subsidiaries, successors or assigns, that all privileged communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company, Seller Group, or any of their respective directors, officers, stockholders, employees or other agents, representatives or Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller Group, shall be controlled by Seller Group and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns. Parent and Merger Sub agree that they will not, and that they will cause the Surviving Corporation, and their respective Affiliates, subsidiaries, successors or assigns, not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller Group waive the attorney client privilege or any other privilege, or otherwise assert that Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns, has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications from Seller Group or Counsel.

(c)            Parent and Merger Sub further agree, on their behalf and, after the Closing, on behalf of the Surviving Corporation, and any of their respective Affiliates, subsidiaries, successors or assigns, that all communications in any form or format whatsoever between or among any of Counsel, the Company, Seller Group, or any of their respective directors, officers, stockholders, employees or other agents, representatives or Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller Group, shall be controlled by Seller Group and ownership thereof shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns.

(d)            Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns, on the one hand, and a third party other than Seller Group, on the other hand, then Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, subsidiaries, successors and assigns, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Parent, Merger Sub, the Surviving Corporation, nor their respective Affiliates, subsidiaries, successors or assigns, may waive such privilege without the prior written consent of Stockholder Representative. If Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, subsidiaries, successors or assigns, is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent shall immediately (and, in any event, within five (5) Business Days) notify Stockholder Representative in writing (including by making specific reference to this Section 11.16) so that Seller Group can seek at Seller Group’s sole cost and expense, a protective order, and Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, subsidiaries, successors or assigns, agree to use all commercially reasonable efforts to assist therewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

DEEP ROOTS HOLDINGS, INC.

By:	/s/ Keith Capurro
	Name:	Keith Capurro
	Title:	CEO/President

PARENT:

VIREO GROWTH INC.

By:	/s/ John Mazarakis
	Name:	John Mazarakis
	Title:	Chief Executive Officer

MERGER SUB:

VIREO DR MERGER SUB INC.

By:	/s/ Amber Shimpa
	Name:	Amber Shimpa
	Title:	President

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
	Name:	Corey Quinlan
	Title:	Director, Deal Intake